UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

Wearable Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-153290	26-3534190
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Yonge St., Suite 1600,

Toronto, Ontario M4P 1E4

Canada

(Address of principal executive offices)

Phone: (855) 226.4827

(Registrant’s telephone number)

(Former Name or Former Address, if changed since last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A

Securities to be registered pursuant to Section 12g of the Act:

Title of each class
Common Stock

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

[_]	Large accelerated filer	[_]	Accelerated filer
[X]	Non-accelerated filer	[X]	Smaller reporting company
		[_]	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Our Business" and elsewhere in this filing constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "potential", "should", "will" and "would" or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this filing, including in "Risk Factors" and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	The speculative nature of the business;

•	Our reliance on suppliers and customers;

•	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a "going concern;"

•	Our ability to effectively execute our business plan;

•	Our ability to manage our expansion, growth and operating expenses;

•	Our ability to finance our businesses;

•	Our ability to promote our businesses;

•	Our ability to compete and succeed in highly competitive and evolving businesses;

•	Our ability to respond and adapt to changes in technology and customer behavior; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Form of Registration are based on our beliefs, assumptions and expectations, taking into account all information currently available to us and our perception and interpretation thereof, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We urge you to read this Form of Registration in its entirety and not place undue reliance on forward-looking statements. We undertake no obligation, other than as may be required by law, to re-issue this Form of Registration or otherwise make public statements revising and/or updating our forward-looking statements if events occur or circumstances change.

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FORM 10 DISCLOSURE

DESCRIPTION OF BUSINESS

Our common stock is not traded on any exchange. Our common stock is quoted on the Pink OTC Markets (“OTC Markets”) under the trading symbol “WHSI.” There is no established public trading market for our common stock. We cannot assure you that there will be a market in the future for our common stock.

Wearable Health Solutions

Wearable Health Solutions Inc. (the Company) was incorporated as Medical Alarm Concepts Holding, Inc. on June 4, 2008, under the laws of the State of Nevada. The Company was formed for the sole purpose of acquiring all of the membership units of Medical Alarm Concepts LLC, a Pennsylvania limited liability company (“Medical LLC”). On May 26, 2016, the Company filed an Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada to change its name from “Medical Alarm Concepts, Inc.” to “Wearable Health Solutions Inc.”

Wearable Health Solutions provides mobile health (mHealth) products and services to approximately 200 dealers and distributors throughout the globe (mostly Canada, United States and New Zealand). As a provider of personal emergency response devices, in the rapidly growing medical alarm device and eHealth sector, we provide innovative wearable healthcare products, tracking services, and turn-key solutions that enable our users to be proactive with their health, as well as safe and protected. According to the QYResearch report on Global PERS devices, MediPendant was the 17th largest global PERS company based on revenues in 2021 (“QYResearch Global PERs Devices Market Report, History and Forecast 2016-2027”). Our products and services are always state-of-the-art and cost effective. Through our culture, our drive, and the expertise of each individual employee, we are uniquely positioned to build shareholder value by setting the highest standards in service, reliability, and safety in our rapidly growing industry.

Our flagship products are the iHelp devices, MediPendant, the iHelp+ 3G™ and the next generation 4G iHelp MAX™ - personal emergency alarms that are used to summon help in the event of an emergency at home. As of 2021, approximately 60% of all medical alarms being sold globally, by sales revenue (or approx. 57% of volume by type), are either Landline type or Standalone type technologies that require the user to speak and listen through a central base station unit, according to the QYResearch report on PERS(“QYResearch Global PERs Devices Market Report, History and Forecast 2016-2027”). The MediPendant®, however, offers a product that, is always connected through a landline, and has the speaker in the pendant, enabling the user to simply speak and listen directly through the pendant in the event of an emergency.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs for the next fiscal year and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. As of June 30, 2021, the Company has a net loss of $3,313,006, and if the Company is unable to obtain adequate capital, it could be forced to cease operations.

During the year ended June 30, 2021, Company has net cash used in operating activities of $1,173,370 as well as stock compensation non-cash expenses of $1,816,702 and a net loss of $3,313,006. The Company raised $2,020,800 from financing activities in the year ended June 30, 2021, which resulted in a negative working capital of $3,350,300 as of June 30, 2021. If the Company is unable to raise additional adequate capital, it could be forced to cease operations.

On August 2, 2021, the Company entered into an agreement with Voice of Things, Inc., in order to embed voice control into the devices. This agreement will provide the Company with cloud-to-cloud integration between Voice of Things, Inc. and iHelp without requiring any device-level touchpoints. The voice activation feature will be implemented at an estimated cost of $36,000 and has an approximate integration timeframe of two months, excluding certification time. This solution will also our products to integrate and function with Alexa/Google smart speakers and their respective apps. The voice control software has been completed as of February, 2022; however, the Company is currently in the design phase of the medical alert device that the software will be implemented in. The production of that medical device was supposed to be completed in early 2022, however, due to factory shutdown, supply chain issues as well as some minor changes to the medical alert device, we now expect the device to be completed in the third quarter of 2022.

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On August 11, 2021, the Company entered into an Asset Purchase and Advisory Services Agreement (“Agreement”) with Anthony Chetta, owner of mHealth, whereby the Company acquired ownership of mHealth.com, the user portal used by the subsidiary customers, all code and related operations, the domain name, and logos, data, storage and online operations for $50,000. The Company is treating this transaction as an asset acquisition under ASC 505-50, with preliminary purchase allocation to the asset, the website and coding. As of February 2022, the Company is in the process of obtaining an independent valuation of the asset. The Company also retained Mr. Chetta as the Chief Technology Advisor, by issuing 1,000,000 restricted shares as a stock signing bonus, valued at $10,500 or $0.0105 per share, issued on September 30, 2021, $8,000 per month service agreement, and 1,000,000 shares of common stock every 6 months for a 30 month period, valued at $52,500 or $0.0105 per share. By acquiring mHealth the Company now owns its backend portal system which integrates and controls how our dealers interact with our customers, invoicing, and device functionality, which should allow the Company to better control and improve on the services it provides.

All of our products are used in conjunction with our proprietary management and operation platform. The platform is a cloud-hosted service consisting of methods and automation tasks for accepting data transmission from personal safety and medical devices (“PS/M”) and storing, reformatting, and retransmitting this data to subscribers, monitoring centers, healthcare providers, front-end portal/user interfaces, and API controllers.

The front-end portal interface provides a friendly, intuitive, and seamless management and monitoring platform for all of the below listed integrations, coupled with PS/M device fulfillment, tracking, controlling, and remote reprogramming, along with portal user administration and role/privilege assignment, internal activity/audit trails, ordering and invoicing, support portal integration, and any other customizations needed based on solution requirements.

Back-end automation and integration with third-party providers and services include:

•	SMS, email, and smartphone messaging app push notifications for PS/M event/activity/location alerts and subscriber communication with PS/M devices (with locale specific SMS numbers where available)
•	Programmatic voice dialing and routing (with locale specific voice numbers where available)
•	Integration with SIM card providers for management (activation, suspension, and usage monitoring) of airtime
•	Flexible signal relay and reformatting for alarm, activity and health event data to central stations and healthcare providers based on unique communication and transmission protocol, whether via API calls or data transmission to TCP/IP or other types of receivers
•	Integration with customer CRM for account details and user activity
•	Integration with billing systems for device/equipment ordering and recurring billing
•	API endpoints can be exposed for data access and controlling feature-sets in third party environments

The iHelp MAX™ device, will operate on 4G Networks, is anticipated along with our platform to be able to plug into multiple devices to enable remote monitoring and data collection of essential vital signs in real-time with historical data via Bluetooth, NFC, and Wi-Fi technology, thereby making our devices telehealth ready. WHSI is considering several wearable technology vendors to produce and implement body-mounted sensors, such as smart watches, heart monitors, blood pressure sensors that can monitor and transmit biological data for healthcare purposes. At this time, the Company has not entered into any agreements, is only in preliminary discussions and there is no guarantee that we will come to an agreement with any of these vendors. If we do not come to an agreement with these vendors, we do not foresee that as materially affecting our business as there are multiple vendors and manufacturers of these type of products already in the industry.

We anticipate the launch of the iHelp MAX™ device in approximately the third quarter of 2022 which offers a customized lone worker program for use with the iHelp MAX™. The remaining steps for completing the launch of our iHelp MAX™ device are for the manufacturer to obtain CE and FCC certifications on the electronics and for the Company to review and test the second set of working samples, we have experienced some delays in the production of the samples due to the city lockdowns and holiday festivals in China, but the Company expects to complete the product reviews by the end of March 2022. The device features a multi-function button for check-in and SOS alerts to ensure that workers in the field can get help in the event their health or safety is at risk. The small, lightweight device is waterproof and durable enough for use indoors or outdoors. The loan worker device includes the following features and functions:

•	Two-Way Voice - Voice connection to an operator or when an SOS or fall is detected (and optionally missed check-in)
•	One-Button Operation - One button to check-in or declare an SOS (monitored 24/7)
•	Water-Resistant - IPX7: up to 3.3 ft for 30 min
•	GPS Location - Location reporting within 65 ft
•	Rechargeable Battery - 72 hours battery life, based on reporting location every 4 hours
•	SOS Alerting - With 24/7 monitoring service
•	Fall Detection - With three sensitivity settings and built-in cancellation timer to prevent false alarms
•	Easy Check-In – With user-controlled start/stop of predefined check-in schedule
•	Audible Alerts (can be disabled) For SOS, check-in, fall-detection, low battery, and cell signal status
•	Protected Phone Number – Only designated parties can call your protected number

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Wearable Health Solutions Inc., through its wholly owned subsidiary Medical Alarm Concepts LLC,(MAC) is currently in operation and works with 15 central monitoring stations with trained EMT operators on a 24/7 stand-by basis serving approximately 200 dealers in the US, Canada, Barbados and New Zealand with over 7,000 active users providing recurring revenue for the company. During the year ended June 30, 2021, the Company sold 3,668 devices to new customers.

Asset Purchase Agreement - BOAPIN.com

On August 3, 2020, effective as of June 30, 2020, the Company entered into an Asset Purchase Agreement with Hypersoft Ventures, Inc. (“Asset Purchase Agreement”) where the Company purchased certain assets of Hypersoft Ventures and its international commodities trading portal referenced as BOAPIN.com. As part of the Asset Purchase Agreement, Hypersoft Ventures, Inc., sold 100% of its online commodities trading portal and certain other assets including but not limited to: its data, science and files, marketing material, logos, advertising data, subscriber lists, source code, intellectual property, trade secrets, trademarks, client lists, service markets, supplier data, banking documents, and website registrants derived from The Federation of Industries from the State of Rondônia (Brazil)(“FIERO”), in exchange for 6,700,003 shares of Series C Convertible Preferred Stock, a promissory note in the amount of $425,000 and performance-based fees payable to FIERO.

At this point of the Comp any’s business evolution, management has decided to focus its efforts on the Personal Emergency Response Systems (PERS) and Telehealth business model, including the launch of our new iHelp MAX™ a 4G enabled device and related products in approximately the middle of 2022. As such the Company is in the process of divesting itself of the BOAPIN.com asset and related business components. The Company is seeking to sell its BOAPIN.com assets to a third party but has not been actively searching for a buyer. As of this Registration Statement, there is no pending purchaser and the Company has had no offers for the purchase of BOAPIN.com and its assets.

As of June 30, 2020, the Company impaired the value of the BOAPIN portal to $-0- for lack of revenue generation, resulting in a loss of $800,200. Given the asset was acquired from a related party and considered to have no value, the cost was recorded as compensation expense, reflected in salaries and wages expense on the Statement of Operations.

Wearable Health Solutions, Inc. Products:

Products

The Company's efforts are on the sale of its medical alarm and safety alert devices, which are some of the most advanced systems on the market today as displayed below in schematic form.

Figure 1: iHelp MAX™ Monitor	Figure 2: iHelp MAX™ with Wristband	Figure 3: iHelp MAX™ on Charging Station

iHelp MAX™ Personal Emergency Response Unit

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iHelp+ 3G™ Unit and Charging base

a) MediPendant®

MediPendant® is the Company's flagship medical alarm product and the world’s first monitored two-way voice speakerphone pendant for the Personal Emergency Response System (PERS) industry. It allows the user to speak and listen to the operator directly through the pendant. Wearable Health Solutions' alarm pendant also offers superior range of radio frequency capabilities and an enhanced communication range that enables the user to move freely in and about the home up to an extended range that is evolutionary in the PERS industry. Specifically, the MediPendant® system, which is connected through a landline telephone base station, enables the user to move up to 600+ feet (line of sight) away from the main base station, a distance that far exceeds competitors’ offerings on the market today. Competitor offerings instead require the user to be within a much closer proximity to and speaking distance from the base station box, a situation that may not be possible in an emergency event. As part of the MediPendant® product offering, users receive Wearable Health Solutions' two- way communication pendant, base station unit and a subscription to the Company's around- the-clock personal response service monitoring center. Our MediPendant® will not be affected by the discontinued use of the 3G networks as it operates using landline telephone service.

Emergency calls made through the Company's MediPendant® device are always handled by certified operators at a call center who are available 24-hours a day and guaranteed to remain on the call with MediPendant® subscribers until the problem is resolved and/or help arrives. Operators are trained to immediately assess the situation and can either connect the caller to a loved-one, or dispatch medical personnel to the user's location. All emergency operators are prepared to bring calm, professional, knowledgeable insight to any situation. Additionally, the call center can also archive a list of personal information for all MediPendant® users that includes an updated list of medications, health information and the subscriber's contact information including home address for location and dispatch purposes. The personal information and medical history are securely stored by the monitoring center and can be provided to the dispatched authority and emergency responders, as necessary.

b) iHelp™

The Company also provides a medical alarm device called the iHelp™. The iHelp™ is designed to be easy to use, lightweight yet durable, but with multiple features. The company has invested time, labor, and money into the development and launch of this device which possesses enhanced features and functions including a GPS system, ability to remotely locate a loved one, voice prompts, and a dealer portal that enables dealers to manage their iHelp™ customer base. The iHelp™ dealers enjoy significant company benefits in; the ease of ordering our products, activating and deactivating customers, tracking customer usage, and creating and printing a variety of reports. The iHelp™ dealer program is “turn-key” and offers the dealer the opportunity to provide his/her customers with the latest products without altering "back end" systems. With the introduction of the new and improved iHelp+ 3G™ unit, the iHelp™ is no longer being produced; however, we are still servicing our customers who use our iHelp™ devices and have no plans of retiring that service.

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c) iHelp+ 3G™

The iHelp+ 3G™ is currently our most complete mPERS compliant product and is similar to the iHelp™. However, the iHelp+ 3G™ has additional features and functions, including; the ability to detect falls by the wearer, for example in the shower, Geo-Fencing and tracking ability, operates on the "3G" networks; and can be telehealth enabled via blue tooth low energy 4.0. The unit has superior audio quality, an extended battery life, and operates on GSM networks for use with cell phone providers both domestically and internationally, therefore enabling extended coverage in most areas. With the impending shutdown of the 3G network in the United States, by AT&T, Verizon, and T-Mobile, approximately 20% of our customers (all U.S. based) who are on our iHelp+ 3G™ product will lose access to our services. We are preparing to work with those customers in order to transition them to our next generation iHelp MAX™ product, that will operate on 4G Networks and additional services. However, there is no guarantee that we will be able transition all or some of those customers to our new products. At this time none of our current devices have stopped functioning as there are still active 3G networks. We are not aware of any other countries where 3G networks are being eliminated. The following is a list of when the major cellular companies plan on shutting down their 3G service in the United States as provided by the Federal Communications Commission:

AT&T: 3G Shutdown date March 31, 2022

Verizon: 3G Shutdown date December 31, 2022

T-Mobile: 3G Shutdown date March 31, 2022

Sprint: 3G Shutdown date July 1, 2022

d) iHelp MAX™

The	iHelp MAX™ our next generation of devices, which will operate on 4G Networks, is anticipated to be telehealth ready along with the platform that should be able to plug into multiple devices, such as smart watches, to enable remote monitoring and data collection of essential vital signs in real-time with historical data via Bluetooth, NFC, and Wi-Fi technology. In order to complete iHelp MAX™ and get it telehealth ready, the iHelp MAX™ device will need to be Bluetooth enabled, and we will need to add the device to our HIPAA compliant servers and backend of our mHealth operating system. Being telehealth ready means that our devices will be able to connect to other devices such as smart watches, and body sensors through the use of Bluetooth technology, this will allow our iHelp MAX™ device to link to our customers’ existing devices and use those sensors to help our iHelp MAX™ build a more complete picture of the customers health. Our customers will be able to add other products to their iHelp MAX™ such as our remote patient monitoring and medication reminder features at an additional cost to the basic services we provide. We anticipate the launch of the iHelp MAX™ device in approximately the third quarter 2022 which will offer a customized “Lone Worker” program for use with the iHelp MAX™. The iHelp MAX™ devices will run on local mobile networks, such as AT&T, Verizon, Bell Canada, T-Mobile, depending on where the customer is located. The device will feature a multi-function button for check-in and SOS alerts to ensure workers in the field can obtain help in the event their health or safety is at risk. The small, lightweight device is waterproof and durable enough for use indoors or outdoors. The Loan Worker device includes the following features and functions:

•	Two-Way Voice - Voice connection to an operator or when an SOS or fall is detected (and optionally missed check-in)
•	One-Button Operation - One button to check-in or declare an SOS (monitored 24/7)
•	Water-Resistant - IPX7: up to 3.3 ft for 30 min
•	GPS Location - Location reporting within 65 ft
•	Rechargeable Battery - 72 hours battery life, based on reporting location every 4 hours
•	SOS Alerting - With 24/7 monitoring service
•	Fall Detection - With three sensitivity settings and built-in cancellation timer to prevent false alarms
•	Easy Check-In – With user-controlled start/stop of predefined check-in schedule
•	Audible Alerts (can be disabled) For SOS, check-in, fall-detection, low battery, and cell signal status

•	Protected Phone Number – Only designated parties can call your protected number

As a result of the recent emergence of smart mobile wireless and geographic location solutions, these systems will integrate via Bluetooth low energy 4.0 and other FDA approved medical device technologies including biosensors. The Company may collect data on vital signs, send data to HIPAA compliant servers in the cloud, and allow access by caregivers, nurses, doctors, hospitals, and other health organizations. This process can facilitate a low-monthly-cost environment for the implementation of all day user monitoring for emergency, health, and activity status changes. This evolution will change the face of the traditional PERS devices into a Wearable Health & Alarm Monitoring (“WHAM”) market.

In order for iHelp MAX™ to become telehealth ready the Company will need to complete the backend software, including engaging HIPPA compliant servers that are equipped for data collection and storage. The Company does not foresee this being a problem as it already has engaged servers for its current products and as such the Company is prepared to extend its server coverage to the new products when ready. As of February 8, 2022, the Company has received samples of the proposed iHelp MAX™ devices and has requested some upgrades to the speaker quality in the devices, unfortunately the factory had been placed in a citywide lockdown and our product production has been delayed several months. We now expect first delivery of the products to occur during the third quarter of 2022.

Wearable Health Solutions, Inc.

Market Background

Living arrangements have changed greatly in the United States among older people and other potentially vulnerable segments of the population, including those with physical disabilities and/or medical conditions. During the 20th century, one of the most dramatic changes in the lives of the aging in the United States was the rise of the number of aging people living at home alone. In 1910, for example, only 12% of widows aged 65 or older lived alone. In 1970, this figure was 70% and today it is estimated to be much higher.

In the 21st century, this trend has gained momentum with more of the aging and medically at-risk population living alone than at any other time in the past, especially with the rise of the aging Baby Boomer population. The Baby Boomers, those born between 1946 and 1964, started turning 65 years old in 2011, with the number of older people set to increase dramatically during 2010 to 2030. According to the U.S. Current Population Survey data, "between 2010 and 2030”, the number of people aged 65 and older is projected to grow by 31.7 million or 79.2%." Thus, the older population in 2030 is projected to be twice as large as in 2000, growing from 35 million to 71.5 million, representing 20% of the total U.S. population in year 2030.

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This social dynamic of a rising older population is true in both the United States as well as in many developed nations worldwide. Social change, technological advancements, and general lifestyle choices have promoted increased independence and the ability to live alone among other potentially vulnerable segments of the population such as those with physical disabilities or medical conditions. These groups can be especially susceptible to health problems and concerns for their physical wellbeing. Industry experts agree that in order to help facilitate independence and safety, more help is needed to provide these people with contact in case of emergency, or the benefit of support in a time of need. It was in response to this situation that the personal emergency response systems (PERS) industry emerged in the United States and developed the first personal medical alarm. The common use for personal medical alarms is as a safeguard for the aged and persons with certain medical conditions, in case of an age or health related incident that requires immediate attention, where the victim is unable to reach out for assistance via traditional means, including the ability to make a telephone call.

Effective PERS, with their emergency alert capabilities, is a key technology solution that can greatly help the vulnerable segment of the population live a more free and active life while maintaining the security of being able to access immediate assistance as needed. In fact, there has been a boom in the PERS market in recent years due to the growing aging population worldwide.

While the PERS industry has been in existence for some time, much of the technology within the industry has remained stagnant, with the landline and standalone PERS types remaining a majority of sales. Many of the original PERS solutions are still designed today to provide alerts whereby a push of a button simply triggers a call center operator to respond by calling the device user at home. (“QYResearch Global PERs Devices Market Report, History and Forecast 2016-2027”). The communication is conducted with two-way voice communication done through a centralized speaker box and not the actual device itself. Thus, traditional PERS solutions currently on the market offer communication between user and a call center only through a speaker box. This greatly inhibits the users’ freedom and limits their mobility to an area near the speaker box. (“QYResearch Global PERs Devices Market Report, History and Forecast 2016-2027”)

Mobile medical alert devices, such as smart watches, have recently been introduced to the market. They are designed for the younger and more active person with medical issues, and active elderly adults. With the emergence of telehealth and biosensor technology, the market is changing again to an even younger age group with medical issues which require tracking on a regular basis. These new medical alert devices, such as some smart watches, can track blood pressure, heart rate, oxygen saturation and can even sense when a person falls, then these devices are potentially able to reach out to medical personnel on behalf of the user without any interaction from that user. Wearable Health Solutions currently offers a wide range of solutions for users from a simple at home medical alarm to a mobile device that enables users to get help in most areas and is working on adding to its function ability through the use of these other features.

The iHelp MAX™ device will be telehealth-ready, and we plan to have multiple additional devices that can be added on and enabled in remote monitoring, data collection, and threshold settings of essential vital signs, including blood pressure, oxygen levels, temperature, and more, in real-time and with historical data via Bluetooth, NFC, and Wi-Fi technology.

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Our Software Platform

Our platform is a cloud-hosted service consisting of methods and automation tasks for accepting data transmission from personal safety and medical devices ("PS/M") and storing, reformatting, and retransmitting this data to subscribers, monitoring centers, healthcare providers, front-end portal/user interfaces, and API controllers.

The front-end portal interface provides a user-friendly management and monitoring platform for all of the integrations listed below, coupled with PS/M device fulfillment, tracking, controlling, and remote reprogramming, along with portal user administration and role/privilege assignment, internal activity/audit trails, ordering and invoicing, support portal integration, and any other customizations needed based on solution requirements.

Back-end automation and integration with third-party providers and services include:

•	SMS, email, and smartphone messaging app push notifications for PS/M event/activity/location alerts and subscriber communication with PS/M devices (with locale specific SMS numbers where available);
•	Programmatic voice dialing and routing (with locale specific voice numbers where available);
•	Integration with SIM card providers for management (activation, suspension, and usage monitoring) of airtime;
•	Flexible signal relay and reformatting for alarm, activity and health event data to central stations and healthcare providers based on unique communication and transmission protocol, whether via API calls or data transmission to TCP/IP or other types of receivers;
•	Integration with customer CRM for account details and user activity;
•	Integration with billing systems for device/equipment ordering and recurring billing;
•	API endpoints can be exposed for data access and controlling feature-sets in third party environments.

This technology may also be marketed for future commercial applications in the Internet of Things (IoT) or Machine-to-Machine (M2M) devices in the ecosystem of remote patient monitoring. Such commercial applications will provide for additional corporate revenue streams and profits. Management believes significant revenues may be derived from such related industry opportunities.

The Company is taking a further step into the remote patient monitoring and biosensing space. Our commitment as a Telehealth ready company is demonstrated by the engagement of Product Development Corporation (“MIDI”), to produce our Next Generation Platform, that operates on 4G Networks, which will add updates and upgrades to the iHelp MAX™ device and platform. Features, functionalities and tools to be included and currently under development are; adding the capability of collection and routine measurement of a user’s vital signs such as monitoring of blood pressures, oxygen and glucose levels. The additional features contemplated will allow the iHelp MAX™ device to compile health data and transmit it to the cloud for easy storage, access and retrieval. As a result we will expand our services and offerings to customers in such areas as Remote Patient Monitoring and Medication Reminders for additional fees and revenues.

Remote Patient Monitoring

We will routinely add and embed upgrades and updates to include Remote Patient Monitoring (“RPM”) systems and relays into our iHelp MAX device. RPM technology is estimated to be approximately an $8.5 billion market according to LEX Consulting and is only in the early stages of adoption. We plan on upgrading the iHelp MAX™ to connect other blue tooth enabled devices in order to provide further assistance to our users by compiling and providing health data in an accessible manner. This RPM health data may help our users in obtaining increased support for chronic care management and allowing for early intervention for health care issues.

Medication Reminders

The iHelp MAX™ will eventually embed an update module that will allow users to input prescription medication schedules as a reminder to users for consumption based on a doctor’s recommendations. This system will track users progress in maintaining medication consumption schedules as advised by physicians where necessary prescription intake may be adjusted based on monitored results.

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Market Opportunity

The healthcare industry is the largest in the world, with the home healthcare market in developed countries in particular growing rapidly, driven in part by aging baby boomers and a growing shift toward moving some types of healthcare from the hospital and into the home.

These trends make the home healthcare sector an increasingly attractive market for successful companies that offer effective solutions in the PERS industry space. The common use for personal medical alarms is as a safeguard for the aged and persons with certain medical conditions who are unable to reach out for assistance via traditional means such as a telephone call. Medical alarms mitigate the potential harm and expensive hospital stays caused by falls or other accidents where tracking devices, like the iHelp+3G™ with wearable biosensors will monitor users’ conditions.

There has been a boom in the PERS market in recent years due to the growing aging population worldwide. According to the U.S. Census Bureau, the number of people over 65 in the United States is set to jump from approximately 34 million to approximately 65 million in 2025. By 2050, this statistic is projected to reach 86.7 million, with many individuals living at home or in an alternative home-type environment. Worldwide, this number is expected to double from some 550 million currently at age 65 years old to over 1.2 billion seniors by 2025.

Experts in the health care industry expect that many of these seniors will prefer to continue living independently at home for as long as possible. This population is expected to be more technology-savvy as consumers of healthcare services and are very interested in playing an active role in personally managing their health and well-being. They may consider technologies that help them gain access to medical care while remaining independent and outside a hospital environment.

Effective PERS with their emergency alert capabilities, are a key technology solution that may help the vulnerable segment of the population live a more free and active lifestyle while maintaining the security of immediate assistance access as needed. According to industry statistics users of PERS are typically individuals over the age of 75 who are predominantly female and live alone. The buyers of PERS are frequently the end users’ children.

Lifeline Systems, Inc., the founder of the PERS industry in the U.S. approximately 35 years ago, served 250,000 users in the United States and Canada in 1992. Today, Philips Medical Systems' acquisition of Lifeline Medical Alarm has positioned it as the largest provider of traditional PERS systems with over 700,000 monitored accounts, implying that the total market size of users is likely much larger.

source : Lek Consultings

Sales and Marketing

The Company's marketing efforts are focused in three principal areas

i.	Internet sales & marketing,

ii.	Wholesale distribution and

iii.	International markets.

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1) Internet Sales & Marketing

The Company markets the MediPendant® through its website at www.MediPendant.com and its iHelp™ mobile medical alarm to dealers at www.ihelpalarm.com. The sales process for medical alarms can be complex which often require several phone calls among the end user or customer's family members before a decision is reached. As a result the MediPendant® and iHelp™ websites are used mainly for informational purposes with the actual sale typically taking place over the phone with one of our customer service representatives or one of our many dealers. The company uses a variety of techniques, such as Internet paid ad campaigns and social media, in order to drive web traffic to the websites, and initiate potential customer sales calls.

2) Wholesale Distribution

The Company currently has several relationships with wholesalers which resell the MediPendant® and the iHelp™ in conjunction with their own monitoring services. The company believes its relationships with its strategic partners is good. The company is currently in discussions with several other wholesale groups interested in distributing our products through their independent channels. With the introduction of the iHelp+ 3G™, iHelp MAX™, Wearable Health Solutions will be marketing its offerings only through Wholesale Distribution Centers in International Markets.

3) International Markets

The Company also distributes its products on a wholesale basis to selected international markets. To date, the company has completed sales in Denmark, Ireland, Bermuda, Brazil, the Caribbean, and the People's Republic of China. Considerable International interest has been received in the company's new iHelp+ 3G™, iHelp MAX™ offerings and as a result distribution was initiated in Canada, and Europe. Expansion initiatives are also under consideration for global distribution.

Manufacturing and Raw Materials

The Company relies on third parties and suppliers to provide product raw materials, components and to build and package the finished goods. Third parties also provide order fulfillment, warehousing, distribution, cloud-hosting and monitoring services. The Company plans to purchase its products in larger production batches thereby increasing production efficiency for the outsourced suppliers, which will reduce costs.

The Company uses contracted third parties to manufacture its products and to monitor our customers. The third-party manufacturers are responsible for receipt and storage of raw material, production and packaging and labeling of finished goods. At present, the Company is dependent upon manufacturers for the production (manufacturing) of all of its products. To the extent the manufacturer should discontinue the relationship with the Company; the Company’s sales could be adversely impacted. The Company believes at the present time it will be able to obtain the quantity of products and supplies it will need to meet orders.

The Company purchases all of the products from T&W and Martin, Inc., third party supplier and manufacturer pursuant to purchase orders without any long-term agreements. In the event that the current manufacturers are unable to meet supply or manufacturing requirements at some time in the future, the Company may suffer short-term interruptions of delivery of certain products while it establishes an alternative source. While management believes alternative sources are in most cases available and it plans to have also established working relationships with several third-party suppliers and manufacturers, none of these agreements are long-term. The Company also relies on third party carriers for product shipments, including shipments to and from distribution facilities. The Company also relies on third parties to provide the monitoring of the Company’s customers and devices. It is therefore subject to the risks, including employee strikes and inclement weather, associated with the third parties ability to provide those services to meet the Company’s needs. Failure to deliver products or monitor our customers in a timely and accurate matter would harm the Company’s reputation, business and results of operations.

Patents, Trademarks and Licenses

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

The trademarks currently owned by the Company, and for which it intends to seek federal transaction registration are the marks, Wearable Health Solutions, iHelp+ 3G™, iHelp MAX™ and MediPendant®. The Company may federally register other trademarks in the future as the need arises. The Company intends to patent the processes and designs as the need arises; however, the Company currently does not have any federally registered patents.

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Competition

The market for Personal Emergency Response Systems (PERS) is highly fragmented with limited information about competitors available.

The majority of competitors market first generation PERS systems that rely on a centralized base station (Landline or Standalone type PERS)for communication between the user and the monitoring center; however the market for mobile based PERS systems has been increasing, with the ability of mobile devices to replace the central base station models. The largest market participant is Philips Lifeline, which makes up approximately 32% of all the revenues in the PERS market, which several years ago purchased Lifeline Medical Alarms. The next two largest market participants, based on revenues, according to the QYR research is believed to be ADT and Turnstall which have 3.4% and 3.3% of the revenues in the PERS Market, respectively. (“QYResearch Global PERs Devices Market Report, History and Forecast 2016-2027”). ADT’s product is a modern medical alert bracelet which connects to a monitoring platform. Additionally, there are dozens of smaller organizations marketing PERS devices and monitoring services. The fragmentation of the market means that there are a lot of opportunities to gain market share; however, most of the companies that are in the PERS market are much larger and better funded than we are, which means that they may be able to come out with new products and features faster than we can and better integrate those new features into their existing products and networks than we can.

Mobile Medical Alerts and health monitoring devices, have recently been introduced into the market and are designed for the adult and younger more active individuals with medical issues. This market is currently dominated by companies that are currently in the health and fitness markets as well as the cell phone markets, such as Apple, Samsung, Garmin, and Fitbit.

Mostly all of our competitors have significantly greater financial, marketing and other resources, broader product lines outside of medical and health monitoring, and larger customer bases than we have and are less financially leveraged than we are. As a result, these competitors may be able to: adapt to changes in customer requirements more quickly; introduce new and more innovative technological products more quickly; better adapt to downturns in the economy or other decreases in sales; better withstand pressure to accept customer concerns; take advantage of acquisition and other opportunities more readily; devote greater resources to the marketing and sale of their services; and adopt more aggressive pricing policies.

Employment Agreements

On May 11, 2020, and effective as of December 21, 2019, the Company entered into an Employment Agreement (“Mittler Agreement”) with its Chief Executive Officer, Chief Financial Officer and Director, Harrysen Mittler; wherein, Mr. Mittler agreed to serve as an employee of the Company in consideration of $17,000 and 25,000 restricted common shares per month. His duties as an Employee of the Company will be mainly to provide executive management and corporate finance duties related to the operating and financial reporting for the Company. The term of the contract is for an initial period of three years, and a renewal option for an additional two-year period.

On May 11, 2020, and effective as of December 21, 2019, the Company entered into an Employment Agreement (“Pizzino Agreement”) with its President and Director, Peter Pizzino; wherein, Mr. Pizzino agreed to serve as an employee of the Company in consideration of $17,000 and 25,000 restricted common shares per month. His duties as an Employee of the Company will be mainly to provide executive management expertise for the Company. The term of the contract is for an initial period of three years, and then there is a renewal option for an additional two-year period as per section 2 of the Pizzino Agreement.

On July 17, 2020, the Company’s wholly owned subsidiary Medical Alarm Concepts, LLC. (“MAC”) entered into an Executive Employment Agreement (“Loria Agreement”) with Jennifer Loria, that was effective as of July 15, 2020. Ms. Loria is employed by MAC as its Chief Operating Officer. The term of the employment is for a period of three (3) years and contains a renewal option for an additional two (2) year period. Ms. Loria’s base salary will be Eleven Thousand Five Dollars ($11,500) per month. In the event that the Company receives financing of at least One Million Five Hundred Thousand Dollars ($1,500,000), Ms. Loria’s base salary will increase by $1,000. As per the Loria Agreement, Ms. Loria, will be awarded 1,000,000 restricted shares of MAC. Jennifer will also be awarded 2,000,000 shares of restricted stock at the one-year anniversary for the first three (3) years of the Loria Agreement for a total of 6,000,000 shares of restricted stock. If MAC is profitable Ms. Loria is also able to earn an additional 75,000 restricted shares per year over the first three (3) years of the Loria Agreement for a total of 225,000 restricted shares total. MAC will also be issued a promissory note in the amount of $65,000, which will reflect debt that was currently outstanding to Ms. Loria as per May 27, 2020.

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On August 9, 2021, the Company entered into an agreement with Mr. Anthony Chetta ((Chetta Advisory Agreement”) that was effective as of August 15, 2021. Mr. Chetta will serve as our Chief Technical Advisor, where he will provide the customary services as a comparable person in that position. The term of the Chetta Advisory Agreement is for an initial period of three (3) years, with a renewal option for an additional two (2) year period. The Company will pay Mr. Chetta $8,000 per month, and a signing bonus of 1,000,000 shares of restricted common stock and 1,000,000 shares of Company common stock every six (6) months thereafter. The Company will also pay Mr. Chetta a bonus upon completion of the 4G software integration and launch into the market

On October 10, 2020, the Company entered into an Employment Agreement (“Rosenthal Agreement”) with Gail Rosenthal, that was effective as of October 1, 2020. Ms. Rosenthal is employed by WHSI as its Chief Financial Officer. The term of the employment is for a period of two (2) years and contains a renewal option for an additional two (2) year period. Ms. Rosenthal’s base salary will be Thirteen Thousand Dollars ($13,000) per month. As per the Rosenthal Agreement, Ms. Rosenthal will be awarded 25,000 restricted shares of WHSI per month. Gail will also be awarded 1,000,000 shares of restricted stock to be issued in two installments, the first installment at the anniversary of the execution of the Rosenthal Agreement and the second installment when Ms. Rosenthal completes her tenure as CFO.

We plan to have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, in the future we will have a policy requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Regulation

We face extensive government regulation both within and outside the U.S. relating to the development, manufacture, marketing, sale and distribution of our products, software and services. Our operations are subject to numerous federal, state, and local laws and regulations, in areas such as consumer protection, labor and employment, tax, permitting, and other laws and regulations. Most jurisdictions in which we operate have licensing laws directed specifically toward the health monitoring industry. In certain jurisdictions, we must obtain licenses or permits in order to comply with standards governing employee selection, training, and business conduct. In addition, we are subject to certain administrative requirements and laws of the jurisdictions in which we operate. These laws and regulations may include restrictions on the manner in which we promote the sale of our monitoring services and may require us to provide most purchasers of our services with three-day or longer rescission rights.

Some local government authorities have adopted or are considering various measures aimed at reducing false alerts. Such measures include requiring permits for individual monitoring systems, revoking such permits following a specified number of false calls, imposing fines on customers or monitoring companies for false notifications, limiting the number of times ambulance or police personnel will respond to alerts at a particular location after a specified number of false alerts, requiring additional verification of an alert notice before the ambulance services or police respond, or providing no response to medical monitoring alerts.

The Company has received all necessary approvals to operate in the jurisdictions it is operating. The Company does not expect the costs and effects of compliance with environmental laws to be a significant issue.

The following sections describe certain significant regulations that we are subject to. These are not the only regulations that our businesses must comply with. For a description of risks related to the regulations that our businesses are subject to, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”

Our operations are potentially subject to a complex web of Federal and state regulations that are evolving at a rapid rate. The USDA and FDA may change rules or enforcement proceedings at any time.

Seasonality

We do not expect any seasonality in our business.

Property

Our mailing address is 2300 Yonge Street, Suite 1600 Toronto, ON M4P 1E4. Our main telephone number is (647)792-0402, our toll-free telephone number is (855) 226-4827, and our fax number is (416) 549-1619. Our website is www.wearablehealthsolutions.com and our email address is info@wearablehealthsolutions.com.

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Employees

Including our Officers and Directors we have 11 full-time employees of our business or operations who are employed at will by Wearable Health Solutions, Inc. We anticipate adding additional employees in the next 12 months, as needed. We do not feel that we would have any unmanageable difficulty in locating needed staff in large part because of our corporate structure that allows for location and time flexibility.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

The Company and its management, the US and global trade economies and the medical / health markets have been substantially affected by the Coronavirus Pandemic.

In late 2019, a coronavirus (COVID-19) surfaced, around the globe. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak, and many states and countries, including the United States, have initiated significant restrictions on business operations. The Company faces uncertainty as the ongoing pandemic causes significant disruption to US and global markets and businesses. The overall and long-term impacts of the outbreak are unknown and evolving.

This pandemic has already adversely affected our business, through manufacturing delays, supply chain issues, restricted travel, sick days of our employees and officers, tradeshows being cancelled, and this or another pandemic, epidemic, or outbreak of an infectious disease in the United States or another country may adversely affect our business. The spread of a disease could lead to unfavorable economic conditions, which would adversely impact our operations. The extent to which the coronavirus continues to impact our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

During this pandemic we have experienced manufacturing delays due to China’s zero Covid-19 policy and resulting citywide lockdowns, supply chain issues which have caused shortages for parts that are necessary to produce our products. Due to those manufacturing delays and supply chain issues our newest product the iHelp MAX™ has been delayed several months. We have had several of our employees and our Officers and Directors become infected with Covid-19 which caused them to miss work and for the Company to not run as it would have if they were present. Fortunately, our medical responding services have been able to maintain sufficient staff throughout the current pandemic.

The effects of such a widespread infectious disease and pandemic have already caused and may continue to cause or may cause in the future an overall decline in the US and world economy as a whole. The actual effects of the spread of coronavirus or a similar pandemic are difficult to assess as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of the coronavirus, if it continues, and any future similar occurrence may cause an overall decline in the economy as a whole and therefore may materially harm our Company in the long run.

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At the date of this Registration Statement, there is still uncertainty as to the effect of the coronavirus pandemic on global trade and medical / health markets in the US, and globally. There is also uncertainty as to what long-term restrictions on the general public or other effects will occur in the market and the economy in general. There is also uncertainty as to what will happen should another health-related outbreak occur in the future.

All of these risks, and many others known or unknown, related to this outbreak, and future outbreaks, pandemics or epidemics, could materially affect the short-term and long-term business of the Company, and your investment.

The following risks relate to our businesses and the effects upon us assuming we obtain financing in a sufficient amount.

Our business plan is speculative.

Our planned businesses are speculative and subject to numerous risks and uncertainties. The burden of government regulation on technology, medical, and commodities related industry participants, including manufacturers, distributors, retailers, suppliers and consumers, is uncertain and difficult to quantify. There is no assurance that we will ever earn enough revenue to make a net profit.

There are doubts about our ability to continue as a going concern.

The Company is an early-stage enterprise and has commenced principal operations. The Company had minimal revenues and has incurred losses of $3,313,006 for the year ended June 30, 2021. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the growth of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships, or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that the Company relinquish valuable rights. Please see Financial Statements – Note 3. Going Concern for further information.

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote our products and service offerings, our business could suffer.

We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers. In order to attract customers to our Wearable Health Solutions products, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

In the event we are not successful in reaching our revenue targets, additional funds may be required.

We may not be able to proceed with our business plan for the development and marketing of our core products and services. Should this occur, we may be forced to suspend or cease operations. Management intends to raise additional funds by way of a public or private offering. While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan, raise additional money, and generate sufficient revenues.

Due to shutdown of 3G networks in the United States and because our iHelp MAX™ is not expected to be available until the third quarter of 2022, there is a risk that our customers may purchase competitors products, instead of our iHelp MAX™ product.

Our current customers that are using the iHelp +3G devices in the United States will no longer be able to use these devices after the 3G networks have been shut down. We are going to attempt to have these customers upgrade to our iHelp MAX™ 4G product as it becomes available. Some of the 3G networks are going to be shut down before our iHelp MAX™ product is ready for distribution and we may lose U.S. customers to competitors’ products because we are not able to transfer them to our newer 4G product before those customers choose to upgrade their devices. As such there is a material risk that we will not be able to retain our United States customers after the 3G networks are shut down and that our current United States customers may chose a competitor’s product.

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We have to keep up with rapid technological change to continue offering our client’s competitive products and services or we may lose clients and be unable to compete.

Our future success will depend on our ability to continue delivering to our medical alert and monitoring clients a better experience, with more technologically advanced products, that are easier to use, can be used more remotely and have longer battery lives. In order to do so, we will need to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance of our services. Our failure to adapt to such changes would likely lead to a loss of clients or a substantial reduction in the fees we would be able to charge versus competitors who have more rapidly adopted improved technology. Any loss of clients or reduction of fees would adversely impact our revenue. In addition, the widespread adoption of new health monitoring technologies, Internet technologies or other technological changes could require substantial expenditures by us to modify or adapt our products, services or infrastructure. If we are unable to pass all or part of these costs on to our clients, our margins and, therefore, profitability will be reduced.

We may not be able to compete with other medical alert product and related software developers, almost all of whom have greater resources and experience than we do.

Mostly all of our competitors have significantly greater financial, marketing and other resources, broader product lines outside of medical and health monitoring, and larger customer bases than we have and are less financially leveraged than we are. As a result, these competitors may be able to: adapt to changes in customer requirements more quickly; introduce new and more innovative technological products more quickly; better adapt to downturns in the economy or other decreases in sales; better withstand pressure to accept customer concerns; take advantage of acquisition and other opportunities more readily; devote greater resources to the marketing and sale of their products and services; and adopt more aggressive pricing policies.

Our ability to adapt to industry changes in technology, or market circumstances, may drastically change the business environment in which we operate.

If we are unable to recognize these changes in good time, are late in adjusting our business model, or if circumstances arise such as pricing actions by competitors, then this could have a material adverse effect on our growth ambitions, financial condition and operating results.

The global increase in security threats and higher levels of professionalism in computer crime have increased the importance of effective IT security measures, including proper identity management processes to protect against unauthorized systems access.

Our systems, networks, products, solutions and services remain potentially vulnerable to attacks, which could potentially lead to the leakage of confidential information, improper use of our systems and networks, which could in turn materially adversely affect our financial condition and operating results.

We rely on the attraction and retention of talented employees.

Attracting and retaining talented employees in sales and marketing, research and development, finance and general management, as well as of specialized technical personnel, is critical to our success and could also result in business interruptions. There can be no assurance that we will be successful in attracting and retaining all the highly qualified employees and key personnel needed in the future.

We may from time to time be subject to warranty and product liability claims with regard to product performance and effects.

We could incur product liability losses as a result of repair and replacement costs in response to customer complaints or in connection with the resolution of contemplated legal proceedings relating to such claims. Successful claims for damages may be made that are in excess of our potential insurance coverage. Our insurance could become more expensive and there is no assurance that insurance will still be available on acceptable terms. In addition to potential losses arising from claims and related legal proceedings, product liability claims could affect our reputation and relationships with key customers. As a result, product liability claims could materially impact our financial condition and operating results.

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In order to develop additional revenues and further our current products, we have plans to invest in product(s) that are synergistic with our current products.

Investing in these products’ adaptive technologies or business models may or may not be successful. They may not be timely nor cost-effective, and there is no assurance the desired results will be achieved. We may need to increase our inventory levels, increase our accounts receivables, and be exposed to bad debt and obsolete inventory, and this would negatively impact our operations and balance sheet.

We may not be able to successfully compete against companies with substantially greater resources.

The industries in which we operate in general are subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products. There are no assurances that competition in our respective industries will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

Certain of the Company’s products are dependent on consumer discretionary spending.

Certain of our medical and health products as well at technology platforms may be susceptible to unfavorable changes in economic conditions.  Decreases in consumer discretionary spending could negatively affect the Company's business and result in a decline in sales and financial performance.

Our business is dependent upon suppliers.

We plan on entering into supply agreements with manufacturers. Nevertheless, we remain dependent upon a limited number of suppliers for our products. Currently we have two manufacturers for our iHelp MAX™ and iHelp+ 3G™ products, if we were to lose either of those manufacturers, we anticipate that it would take us several months to replace them and have a new manufacturer that was capable of producing our products. Although we do not anticipate difficulty in obtaining adequate inventory at competitive prices, we can offer no assurance that such difficulties will not arise. The extent to which supply disruption will affect us remains uncertain. Our inability to obtain sufficient quantities of products at competitive prices would have a material adverse effect on our business, financial condition and results of operations. We also rely on third parties to monitor our devices, currently there are over a dozen companies that are capable of delivering this service to our customers and as such we do not believe that having to switch medical alert monitoring services will have a material adverse effect on our business or financial condition.

We cannot assure that we will earn a profit or that consumers will accept our products.

Our business is speculative and dependent upon acceptance of our products by consumers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our products. We cannot assure that we will be successful or earn enough revenue to make a profit, or that investors will not lose their entire investment.

Inventories maintained by the Company, the manufacturers and its customers may fluctuate from time to time.

The Company relies in part on its dealer and customer relationships and predictions of the manufacturer and customer inventory levels in projecting future demand levels and financial results. These inventory levels may fluctuate, and may differ from the Company’s predictions, resulting in the Company’s projections of future results being different than expected. These changes may be influenced by changing relationships with the dealers and customers, economic conditions and customer preference for particular products. There can be no assurance that the Company’s manufacturers and customers will maintain levels of inventory in accordance with the Company’s predictions or past history, or that the timing of customers’ inventory build or liquidation will be in accordance with the Company’s predictions or past history.

New online store features could fail to attract new customers, retain existing customers, or generate revenue.

Our business strategy is partially dependent on our ability to develop online store features to attract new customers and retain existing ones. Staffing changes, changes in customer behavior or development of competing networks may cause customers to switch to competing brands or decrease our customer retention through our online store. To date, our online retail platform, is only in its early-stages and it has begun to generate some revenue for the Company. There is no guarantee that individual customers will use these features and as a result, we may fail to generate greater revenue. Additionally, any of the following events may cause decreased use of our online store:

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•	Emergence of competing mPERS and competitors online retail stores;

•	Inability to convince potential customers to shop at our online store;

•	A decrease or perceived decrease in the quality of products at our online store(s);

•	An increase in content/products that are irrelevant to our users;

•	Technical issues on certain platforms or in the cross-compatibility of multiple platforms;

•	An increase in the level of advertisements by competitors may lower traffic acquisition rates;

•	A rise in safety or privacy concerns; and

•	An increase in the level of spam or undesired content on the sites.

We have limited or no control over the manufacturing and quality of the products we sell.

We do not directly manufacture any of the products that we sell or we currently plan to sell. Consequently, we have limited or no control over manufacturing practices at the suppliers from whom we procure the products we sell. We put forth considerable efforts to ensure that the products we sell are safe and comply with all applicable regulations. In spite of these efforts, there is a risk that we could inadvertently resell products which fail to comply with applicable regulations or have other quality defects. If this were to occur, we could be forced to conduct a product recall, defend regulatory or civil claims, or take other actions, any of which could have a material adverse effect upon our business.

Increases in the cost of shipping, postage or credit card processing could harm our business.

We ship our products to customers by United States mail and other overnight delivery and surface services. We generally invoice the costs of delivery and parcel shipments directly to customers as separate shipping and handling charges. Any increases in shipping, postal or credit card processing rates could harm our operating results as we may not be able to effectively pass such increases on to our customers. Similarly, strikes or other service interruptions by these shippers could limit our ability to market or deliver our products on a timely basis.

We face an inherent risk of exposure to product liability claims in the event that the products we manufacture or sell allegedly cause personal injury.

We face an inherent risk of exposure to product liability claims in the event that the products we sell allegedly cause personal injury. Although we have not experienced any significant losses due to product liability claims, we may experience such losses in the future. While our suppliers maintain insurance against product liability claims but cannot be certain that such coverage will be adequate to cover any liabilities that we may incur, or that such insurance will continue to be available on acceptable terms. A successful claim brought against us in excess of available insurance coverage, or any claim that results in significant adverse publicity, could have a material adverse effect upon our business.

Capacity limits on some of our planned technology, monitoring and payment processing systems and network hardware and software may be difficult to project and we may not be able to expand by hiring additional employees and upgrade our systems in a timely manner to meet significant unexpected increased demand.

As the number of possible customers we potentially serve increases and if our customer base grows, the traffic on our planned monitoring and payment processing systems and network hardware and software will rise. In our capacity planning processes, we may be unable to accurately project the rate of increase in the use of our medical monitoring and payment processing systems and network hardware and software. In addition, we may not be able to expand our employee base and upgrade our systems and network hardware and software capabilities to accommodate significant unexpected increased or peak use. If we are unable to appropriately hire more employees, upgrade our systems and network hardware and software in a timely manner, our operations and processes may be temporarily disrupted.

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We may be unable to keep pace with changes in the industries that we serve and advancements in technology as our business and market strategy evolves.

As changes in the industries we serve occur or macroeconomic conditions fluctuate we may need to adjust our business strategies or find it necessary to restructure our operations or businesses, which could lead to changes in our cost structure, the need to write down the value of assets, or impact our profitability. We will also make investments in existing or new businesses, including investments in technology and expansion of our business plans. These investments may have short-term returns that are negative or less than expected and the ultimate business prospects of the business may be uncertain.

As our business and market strategy evolves, we also will need to respond to technological advances and emerging industry standards in a cost-effective and timely manner in order to remain competitive, better and more interactive products and web accessibility standards. The need to respond to technological changes may require us to make substantial, unanticipated expenditures. There can be no assurance that we will be able to respond successfully to technological change.

Acquisitions, strategic investments, partnerships, or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our business, financial condition, and results of operations.

We have in the past and may in the future seek to acquire or invest in businesses, joint ventures, and platform technologies that we believe could complement or expand our platform, enhance our technology, or otherwise offer growth opportunities. Further, our anticipated proceeds from future offerings increase the likelihood that we will devote resources to exploring larger and more complex acquisitions and investments than we have previously attempted. Any such acquisitions or investments may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us, their software is not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. Any such transactions that we are able to complete may not result in the synergies or other benefits we expect to achieve, which could result in substantial impairment charges. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition, and results of operations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the FCPA), U.S. domestic bribery laws, the UK Bribery Act 2010, and other anti-corruption and anti-money laundering laws in the countries in which we conduct business. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, potentially to hospitals, insurance companies, or medical providers, we may engage with business partners and third-party intermediaries to market our wearable health products and to obtain necessary permits, licenses, and other regulatory approvals, if necessary. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, such as hospitals, insurance companies, or medical providers. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.

While we plan to have policies and procedures to address compliance with such laws, there is a risk that our employees and agents will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we expand internationally, our risks under these laws may increase.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition, and results of operations could be harmed.

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Our intellectual property rights may not protect our business or provide us with a competitive advantage.

To be successful, we must protect our technology and brand in all jurisdictions through trademarks, trade secrets, patents, copyrights, service marks, invention assignments, contractual restrictions, and other intellectual property rights and confidentiality procedures. Despite our efforts to implement these protections, they may not protect our business or provide us with a competitive advantage for a variety of reasons, including:

•	the failure by us to obtain patents and other intellectual property rights for important innovations or maintain appropriate confidentiality and other protective measures to establish and maintain our trade secrets;
•	uncertainty in, and evolution of, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights;
•	potential invalidation of our intellectual property rights through administrative processes or litigation;
•	any inability by us to detect infringement or other misappropriation of our intellectual property rights by third parties; and
•	other practical, resource, or business limitations on our ability to enforce our rights.

Further, the laws of certain foreign countries, particularly certain developing countries, do not provide the same level of protection of corporate proprietary information and assets, such as intellectual property, trademarks, trade secrets, know-how, and records, as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property or proprietary rights abroad. Additionally, we may also be exposed to material risks of theft or unauthorized reverse engineering of our proprietary information and other intellectual property, including technical data, data sets, or other sensitive information. Our efforts to enforce our intellectual property rights in such foreign countries may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop, which could have a material adverse effect on our business, financial condition, and results of operations. Moreover, if we are unable to prevent the disclosure of our trade secrets to third parties, or if our competitors independently develop any of our trade secrets, we may not be able to establish or maintain a competitive advantage in our market, which could seriously harm our business.

Litigation may be necessary to enforce our intellectual property or proprietary rights, protect our trade secrets, or determine the validity and scope of proprietary rights claimed by others. Any litigation, whether or not resolved in our favor, could result in significant expense to us, divert the efforts of our technical and management personnel, and result in counterclaims with respect to infringement of intellectual property rights by us. If we are unable to prevent third parties from infringing upon or misappropriating our intellectual property or are required to incur substantial expenses defending our intellectual property rights, our business, financial condition, and results of operations may be materially adversely affected.

We may become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

We compete in markets where there are a large number of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights, as well as disputes regarding infringement of these rights. In addition, many of the holders of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights have extensive intellectual property portfolios and greater resources than we do to enforce their rights. As compared to our large competitors, our patent portfolio is currently non-existent, as we are just embarking on the phases of our iHelp MAX™ devices and patents may not provide a material deterrent to such assertions or provide us with a strong basis to counterclaim or negotiate settlements. Further, to the extent assertions are made against us by entities that hold patents but are not operating companies, our future patent portfolio may not provide deterrence because such entities are not concerned with counterclaims. We have currently trademarked or registered our following brands iHelp MAX™, MediPendant®, Wearable Health Solutions, and iHelp+ 3G™.

Any intellectual property litigation to which we become a party may require us to do one or more of the following:

•	cease selling, licensing, or using products or features that incorporate the intellectual property rights that we allegedly infringe, misappropriate, or violate;
•	make substantial payments for legal fees, settlement payments, or other costs or damages, including indemnification of third parties;
•	obtain a license or enter into a royalty agreement, either of which may not be available on reasonable terms or at all, in order to obtain the right to sell or use the relevant intellectual property; or
•	redesign the allegedly infringing products to avoid infringement, misappropriation, or violation, which could be costly, time-consuming, or impossible.

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Intellectual property litigation is typically complex, time consuming, and expensive to resolve and would divert the time and attention of our management and technical personnel. It may also result in adverse publicity, which could harm our reputation and ability to attract or retain customers. As we grow, we may experience a heightened risk of allegations of intellectual property infringement. An adverse result in any litigation claims against us could have a material adverse effect on our business, financial condition, and results of operations.

Any future litigation against us could be costly and time-consuming to defend.

We may become subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our customers in connection with commercial disputes or employment claims made by our current or former employees. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, financial condition, and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us (including premium increases or the imposition of large deductible or co-insurance requirements). A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position, and results of operations. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

If we use open-source software inconsistent with our policies and procedures or the license terms applicable to such software, we could be subject to legal expenses, damages, or costly remediation or disruption to our business.

We plan to use some open-source software in our products and platform. While we plan to have policies and procedures in place governing the use of open-source software, there is a risk that we incorporate open-source software with onerous licensing terms, including the obligation to make our source code available for others to use or modify without compensation to us. If we receive an allegation that we have violated an open-source license, we may incur significant legal expenses, be subject to damages, be required to redesign our product to remove the open-source software, or be required to comply with onerous license restrictions, all of which could have a material impact on our business. Even in the absence of a claim, if we discover the use of open-source software inconsistent with our planned policies, we could expend significant time and resources to replace the open-source software or obtain a commercial license, if available. All of these risks are heightened by the fact that the ownership of open-source software can be uncertain, leading to litigation, and many of the licenses applicable to open-source software have not been interpreted by courts, and these licenses could be construed to impose unanticipated conditions or restrictions on our ability to commercialize our products. Any use of open-source software inconsistent with our future policies or licensing terms could harm our business and financial position.

Unfavorable conditions in our industry or the global economy, or reductions in cloud spending, could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, international trade relations, pandemic (such as the COVID-19 pandemic), political turmoil, natural catastrophes, warfare, and terrorist attacks on the United States, Europe, the Asia Pacific region, Japan, or elsewhere, could cause a decrease in business investments, including spending on cloud technologies, and negatively affect the growth of our business. Competitors, many of whom are larger and have greater financial resources than we do, may respond to challenging market conditions by lowering prices in an attempt to attract our customers. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry.

Our planned operations are international in scope, creating a variety of operational challenges.

A component of our growth strategy involves the expansion of our operations and customer base internationally. We expect that our international activities will grow as we expand our Medical Alarm Concept’s business and as we continue to pursue opportunities in existing and new international markets, which will require significant dedication of management attention and financial resources.

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Our current and future international business and operations involve a variety of risks, including:

•	slower than anticipated public cloud adoption by international businesses;
•	changes in a specific countries or region’s political, economic, or legal and regulatory environment, pandemics, tariffs, trade wars, or long-term environmental risks;
•	the need to adapt and localize our platform for specific countries;
•	greater difficulty collecting accounts receivable and longer payment cycles;
•	unexpected changes in trade relations, regulations, or laws;
•	new, evolving, and more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information, particularly in Asia;
•	differing and potentially more onerous labor regulations;
•	challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs that are specific to each jurisdiction;
•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems, and regulatory systems;
•	increased travel, real estate, infrastructure, and legal compliance costs associated with international operations;
•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;
•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	laws and business practices favoring local competitors or general market preferences for local vendors;
•	limited or insufficient intellectual property protection or difficulties obtaining, maintaining, protecting, or enforcing our intellectual property rights, including our trademarks and patents;
•	political instability or terrorist activities;
•	COVID-19 or any other pandemics or epidemics that could result in decreased economic activity in certain markets, decreased use of our products and services, or in our decreased ability to import, export, or sell our products and services to existing or new customers in international markets;
•	exposure to liabilities under anti-corruption and anti-money laundering laws, including the FCPA, U.S. bribery laws, the UK Bribery Act, and similar laws and regulations in other jurisdictions;
•	burdens of complying with laws and regulations related to taxation; and
•	regulations, adverse tax burdens, and foreign exchange controls that could make it difficult to repatriate earnings and cash.

If we invest substantial time and resources to further expand our international operations and are unable to do so successfully and in a timely manner, our business and results of operations will suffer.

Changes in the economy could have a detrimental impact.

Changes in the general economic climate, both in the United States and internationally, could have a detrimental impact on consumer expenditure and therefore on the Company’s revenue. Recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment, and tax increases) may decrease the disposable income that customers have available to spend on products and services like those of the Company and may adversely affect customers’ confidence and willingness to spend. Any of such events or occurrences could have a material adverse effect on the Company’s financial results and your investment.

We have a limited operating history, and we may not succeed.

The Company has a limited operating history and there can be no assurance that the Company’s proposed plan of business can be realized in the manner contemplated and, if it cannot be, investors may lose all or a substantial part of their investment. There is no guarantee that the Company will ever realize any significant operating revenues or that its operations will ever be profitable.

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Management’s current estimates and expectations for its prospective business operations that are not historical facts are forward-looking statements that involve risks and uncertainties.

Sentences or phrases that use such words as “believes,” “anticipates,” “plans,” “may,” “hopes,” “can,” “will,” “expects,” “is, designed to,” “with the intent,” “potential” and others indicate forward-looking statements, but their absence does not mean that a statement is not forward-looking.

An investor should read this presentation with the understanding that actual future results may be materially different from what the Company expects.

Although such statements are based on the Management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain. A variety of factors could cause business conditions and results to differ materially from what is contained in any such forward-looking statements. Actual results from the operation of the Company may be different than the returns anticipated by the Management and/or that these returns may not be realized in the timeframe projected by Management, if at all.

You should further consider, among other factors, our prospects for success considering the risks and uncertainties encountered by companies that, like us, are in their early stages.

For example, unanticipated expenses, problems, and technical difficulties may occur and they may result in material delays in the operation of our business, concerning our new products. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations where investors may lose their entire investment.

The success of the Company depends on management’s abilities.

The Company will be dependent upon the efforts, experience, contacts, and skills of its officers and certain members of the board of directors and officers. The loss of any such individuals could have a material, adverse effect on the Company, and such loss could occur at any time due to death, disability, resignation, or other reasons.

Conflicts of interest may arise between the Board of Directors and the Company.

Potential conflicts may exist between the Directors and the Company. These conflicts are not limited to the following: Our Board members, of which any or all may be involved in similar investments or have interests in similar entities, may raise capital for others, may serve on the board of other companies that may be a conflict of interest to the Company, may hire affiliates, contractors, vendors or suppliers to provide services to the Company on its behalf.

Further, there is a potential for a conflict of interest between BOAPIN.com, the Company, Mr. Mittler and Mr. Pizzino. Mr. Mittler and Mr. Pizzino are significant shareholders in BOAPIN.com, and have the ability to effect decisions over the BOAPIN.com’s operations through contractual arrangements and shareholder approvals. As, Mr. Mittler is also our Chief Executive Officer and Director, and Mr. Pizzino is also our President and Director, there is the potential for a conflict of interest between the Company, Mr. Mittler, Mr. Pizzino and BOAPIN.com.

Although dependent upon certain key personnel, the Company does not have any key person life insurance policies on any such people.

The Company is dependent upon management to conduct its operations and execute its business plan; however, the Company has not purchased any insurance policies for those individuals in the event of their death or disability. Therefore, should any of these key personnel, management, or founders die or become disabled, the Company will not receive any compensation that would assist with such a person’s absence. The loss of such a person could negatively affect the Company and its operations.

The Company has incurred and will likely incur additional debt.

The Company has incurred debt and will likely further incur debt (including secured debt) in the future with the continuing operations of its business. Complying with obligations under such indebtedness may have a material adverse effect on the Company and your investment.

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The success of our new products and services is uncertain.

We have committed, and expect to continue to commit, significant resources and capital to develop and market existing product enhancements and medical alert products. We cannot assure you that we will achieve market acceptance for all our products, or of new products that we may offer in the future.

Moreover, these new products may be subject to significant competition with offerings by new and existing competitors. Also, new products and enhancements may pose a variety of challenges and require us to attract additional qualified employees. The failure to successfully develop and market these new products or enhancements could seriously harm our business, financial condition, and results of operations.

Consequently, our results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for our products.

We anticipate that fluctuations in operating results will continue in the future. The Company's operating results may vary. We may continue to incur net losses. The Company expects to experience variability in its revenues and net profit. While we fully intend to implement our business plan, we may experience net losses. Factors expected to contribute to this variability include, among other things:

•	The general economy
•	The regulatory environment affecting our products.
•	Consumer demand
•	Transportation costs
•	Competition in products

The Company’s expenses could increase without a corresponding increase in revenues.

The Company’s operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on the Company’s financial results and your investment. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, (5) increases in borrowing costs, and (6) unexpected increases in costs of supplies, goods, materials, construction, equipment or distribution.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our services, and products by consumers. Although we believe that our services and products are gaining increasing consumer acceptance, we cannot predict that this trend will continue in the future.

The Company’s computers, website, or information system breakdown could affect the Company’s business.

The Company’s computers, website, and/or information system breakdowns, as well as cybersecurity attacks, could impair the Company’s ability to service its customers leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on the Company’s financial results as well as your investment.

Our prior operating results may not be indicative of our future results.

You should not consider prior operating results concerning revenues, net income, or any other measure to be indicative of our future operating results. The timing and amount of future revenues will depend almost entirely on our ability to sell our services and products to new customers. Our future operating results will depend upon many other factors, including:

•	The level of product and price competition,
•	Our success in expanding our distribution network and managing our growth,
•	Our ability to develop and market product enhancements and new products,
•	The timing of product enhancements, activities of and acquisitions by competitors,
•	The ability to hire additional qualified employees, and
•	The timing of such hiring and our ability to control costs.

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If the Company’s efforts to build a strong brand and maintain customer satisfaction and loyalty are not successful, it may not be able to attract or retain customers and its business may be harmed.

The Company believes that increasing, maintaining, and enhancing awareness of the Company’s brand is critical to achieving widespread acceptance and success of the Company’s business. Successfully building a brand is a time consuming and expensive endeavor and can be positively and negatively impacted by any number of factors. Some of these factors, such as the quality or pricing of the Company’s products, are at least partially within its control. Other factors will be beyond the Company’s control, yet users may nonetheless attribute those factors to the Company. The Company’s competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than the Company. Many of these competitors are larger companies and promote their brands and have substantial resources to devote to such efforts including advertising or website product placement more effectively than the Company. If the Company is unable to execute on building a strong brand, it may be difficult to differentiate its business and products from its competitors in the marketplace; therefore its ability to attract and retain customers may be adversely affected and its business may be harmed.

Any adverse litigation or publicity may negatively impact our financial condition and results of operations.

Claims of illness or injury relating to product quality or handling are common in the consumer products industry. While we believe our processes and high standards of quality control will minimize these instances, there is always a risk of occurrence, and so despite our best efforts to regulate quality control, litigation may occur. In that event, our financial condition, operating results, and cash flows could be harmed.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deem relevant. Accordingly, investors may need to sell their shares of our common stock to realize a return on their investment, and they may not be able to sell such shares at or above the price paid for them.

Risks Relating to Ownership of Our Securities

Because directors and officers currently and for the foreseeable future will continue to control Wearable Health Solutions, Inc., it is not likely that you will be able to elect directors or have any say in the policies of Wearable Health Solutions, Inc.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of Wearable Health Solutions, Inc., beneficially own a majority of our outstanding common stock voting rights through their control of 100% of the outstanding Series E Preferred Stock. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Management may have conflicts of interest with the Company and its business, due to their significant shareholder position. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Currently we are authorized to issue Three Billion, (3,000,000,000) shares of common stock with a par value of $0.0001 per share (the “Common Stock”) and Twenty Five Million (25,000,000) shares of preferred stock (the “Preferred Stock"), of which 100,000 such shares have been designated as Series A Preferred Stock that convert into 2 shares of common stock for every 1 share of Series A Preferred Stock and have no voting rights. The Company has designated 62,500 shares as Series B Preferred Stock that convert into 2 shares of common stock for every 1 share of Series B Preferred Stock and have voting rights and vote on an “as converted” basis in actions required to have Series B Preferred Stockholder approval. The Company has designated 6,944,445 as Series C Preferred Stock that convert into 10 shares of common stock for every 1 share of Series C Preferred Stock and vote on an “as converted” basis on all matters submitted to our Stockholders for approval. The Company has designated 500,000 as Series D Preferred Stock that convert into 10 shares of common stock for each 1 share of Series D Preferred Stock and vote on an “as converted” basis in actions required to have Series D Preferred Stockholder approval. The Company has designated 4,000,000 as Series E Preferred Stock which convert into 100 shares of common stock for each 1 share of Series E Preferred Stock and have voting rights equal to 10,000 votes of common stock per each 1 share of Series E Preferred Stock.

If additional shares are issued through employment agreements, common stock awards or our preferred shareholders decided to convert their shares of preferred shares into common stock there would be immediate dilution of the existing shareholders ownership percentages.

If our preferred shareholders converted their shares there could be up to an additional 652,763,750 shares of common stock issued and outstanding. Due to these additional shares, our existing stockholders would suffer significant dilution to their share ownership percentages.

Our employment agreements grant periodic stock awards to our employees. Those periodic stock awards to our employees will result in dilution to the current shareholders of the Company.

The Company’s officers and directors will continue to exercise significant control over operations, which means as a minority shareholder, you would have no control over certain matters requiring shareholder approval that could affect your ability to ever resell any shares you purchase in this offering.

As of the date of this Registration Statement, Mr. Mittler and Mr. Pizzino, our CEO and President and directors will be able to vote up to 98% of the Company’s votes through their ownership of common and preferred shares. They will have a significant influence in determining the outcome of all corporate transactions, including the election of directors, approval of significant corporate transactions, changes in control of the Company or other matters that could affect your ability to ever resell your shares. Their interests may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

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We expect to be a “controlled company” within the meaning of Nasdaq rules and, as a result, will qualify for exemptions from certain corporate governance requirements. As a result, you do not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.

Upon completion of this Registration Statement, our Management will continue to collectively hold more than 50% of the voting power for the election of directors of our company. As a result, we expect to be a controlled company within the meaning of Nasdaq corporate governance standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and will not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

•	a majority of the Board consist of independent directors under Nasdaq rules;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain quoted on the Pink OTC Markets and as a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Management— Controlled Company Status.”

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the OTC Markets quotation system in which shares of our common stock are quoted, have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including the following, some of which are beyond our control:

•	variations in our operating results;
•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;
•	changes in operating and stock price performance of other companies in our industry;
•	additions or departures of key personnel; and
•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

Our common shares may become thinly traded and you may be unable to sell at or near ask prices, or at all.

We cannot predict the extent to which an active public market for trading our common stock will be sustained. The trading volume of our common shares may be sporadically or “thinly-traded,” meaning that the number of persons interested in purchasing our common shares at or near bid prices at a certain given time may be relatively small or non-existent.

This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community who generate or influence sales volume. Even if we came to the attention of such persons, those persons tend to be risk-averse and may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

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The market price for our common stock may become volatile given our status as a relatively small company, which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commission’s payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

We do not anticipate paying any cash dividends to our common shareholders.

We presently do not anticipate that we will pay dividends on any of our common stock in the foreseeable future. If payment of dividends does occur at some point in the future, it would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any common stock dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends for common stock in the foreseeable future.

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Volatility in our common share price may subject us to securities litigation.

The market for our common stock may be characterized by significant price volatility as compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights of our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains a specific provision that eliminates the liability of our directors and officers for monetary damages to our company and shareholders. Further, we are prepared to give such indemnification to our directors and officers to the extent provided for by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Our business is subject to changing regulations related to corporate governance and public disclosure that have increased both our costs and the risk of noncompliance.

Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and FINRA, have issued requirements and regulations and continue to develop additional regulations and requirements in response to corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities. Because new and modified laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

We will incur increased costs and compliance risks as a result of becoming a reporting public company.

We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including certain requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and FINRA. We expect these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of public companies to evaluate the effectiveness of internal control over financial reporting. The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements. We are currently preparing for compliance with Section 404; however, there can be no assurance that we will be able to effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

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We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes for the year ended June 30, 2021, that appear elsewhere in this current report. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to those discussed below and elsewhere in this annual report, particularly in the section entitled “Risk Factors” beginning on page 11 of this current report.

Our consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Cash Requirements

Over the next 12 months we intend to carry on business to market, package and distribute our wearable health-based products.  We anticipate that we will incur the following operating expenses during this period:

Advertising	$500,000
Compensation	1,240,000
G&A	260,000
Total	$2,000,000

We will require funds of approximately $2,000,000 over the next twelve months to operate our business. This capital will be used to build out infrastructure, purchase inventory, upgrade our products, upgrade our website, accounting, legal and marketing expenses.

These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on their investment in our common stock. Further, we may continue to be unprofitable.

Purchase of Significant Equipment

We do not anticipate the purchase or sale of any plant or significant equipment during the next 12 months.

Going Concern

There is significant doubt about our ability to continue as a going concern.

Our Company had a Stockholders’ Deficit at June 30, 2021, of $3,350,300 as its liabilities exceeded its assets. The continuity of our future operations is dependent upon our ability to increase sales and brand awareness. These conditions raise substantial doubt about our ability to continue as a going concern. We intend to continue relying upon the issuance of equity securities to finance our operations. However there can be no assurance we will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved.  The likely outcome of these future events is indeterminable.

Wearable Health Solutions provides mobile health (mHealth) products and services to approximately 200 dealers and distributors throughout the globe (mostly Canada, United States and New Zealand). As a provider of personal emergency response devices in the rapidly growing medical alarm device and eHealth sector, we provide innovative wearable healthcare products, tracking services, and turn-key solutions that enable our users to be proactive with their health, as well as safe and protected. According to the QYResearch report on Global PERS devices, MediPendant was the 17th largest global PERS company based on revenues in 2021 (“QYResearch Global PERs Devices Market Report, History and Forecast 2016-2027”). Our products and services are always state-of-the-art and cost effective. Through our culture, our drive, and the expertise of each individual employee, we are uniquely positioned to build shareholder value by setting the highest standards in service, reliability, and safety in our rapidly growing industry.

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The financial statement does not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result should we cease to continue as a going concern.

Use of Estimates

The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions about collection of accounts receivable, the valuation and recognition of stock-based compensation expense, the valuation and recognition of derivative liabilities, valuation allowance for deferred tax assets.

RESULTS OF OPERATIONS

Results for the Period Ended September 30, 2021, compared to the Period Ended September 30, 2020

Working Capital	September 30, 2021 $	June 30, 2021 $
Cash	1,752,795	847,430
Current Assets	1,814,395	907,806
Current Liabilities	3,953,391	4,258,106
Working Capital (Deficit)	(2,139,996)	(3,350,300)

Cash Flows	September 30, 2021 $	September 30, 2020 $
Cash Flows provided by (used in) Operating Activities	(1,000,872)	79,784
Cash Flows provided by Financing Activities	1,956,237	621,758
Net Increase in Cash During Period	905,365	–

Operating Revenues

The Company had revenues of $302,872 and $362,653 for the periods ended September 30, 2021 and 2020, respectively.

Cost of Revenues

The Company’s cost of revenues for the periods ended September 30, 2021 and 2020 was $203,511 and $159,870, respectively.

Gross Profit

The Company’s gross profit for the periods ended September 30, 2021 and 2020 was $99,361, and $202,783, respectively.

General and Administrative Expenses

General and administrative expenses consisted primarily of consulting fees, professional fees, and legal and accounting expenses. For the Period Ended September 30, 2021, general and administrative expenses were $4,196,468 compared to $2,148,609 for the Period Ended 2020. The primary expenses for 2021 were salaries and wages of $3,529,453; the primary expenses for 2020 were salaries and wages and professional services totaling $1,955,164.

Other Income (Expense)

The Company had other income (expense) for the periods ended September 30, 2021 and 2020 of $257,627 and $3,766, respectively. Other income consisted mainly of change in fair value of derivative instrument of $238,155 and $-0-, gain on debt extinguishment of $15,832 and $-0-, and interest expense of $35,304 and $3,766, respectively.

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Net loss

The net loss for the Period Ended September 30, 2021, was $4,354,735 compared to $1,949,592 for the Period Ended September 30, 2020.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since its inception, the Company has been funded by related parties through capital investment and borrowing of funds.

At September 30, 2021, the Company had total current assets of $1,814,395. Current assets consisted primarily of cash and prepaid expenses. At September 30, 2021, the Company had total current liabilities of $ 3,953,391 compared to $4,258,106, at June 30, 2021. Current liabilities consisted primarily of accounts payable accrued liabilities and accrued compensation.

We had negative working capital of $2,138,996 as of September 30, 2021.

Cash flow from Operating Activities

During the three months ended September 30, 2021, cash used in operating activities was $(1,000,872) compared to $79,784 for the same period ended September 30, 2020. The increase in the amounts of cash used in operating activities was due to the increase in operations and personnel.

Cash flow from Financing Activities

For the three months ended September 30, 2021, cash provided by financing activities was $1,956,237 compared to $701,542 provided during the three months ended September 30, 2020.

Results for the year ended June 30, 2021, compared to the year ended June 30, 2020

Working Capital	June 30, 2021 $	June 30, 2020 $
Cash	847,430	–
Current Assets	907,806	146.101
Current Liabilities	4,258,106	3,502,396
Working Capital (Deficit)	(3,350,300)	(3,356,295)

Cash Flows	June 30, 2021 $	June 30, 2020 $
Cash Flows provided by (used in) Operating Activities	(1,173,370)	(175,043)
Cash Flows provided by Financing Activities	2,020,800	174,536
Net Increase in Cash During Period	847,430	–

Operating Revenues

The Company had revenues of $1,394,149 and $1,163,337 for the years ended June 30, 2021 and 2020, respectively.

Cost of Revenues

The Company’s cost of revenues for the years ended June 30, 2021 and 2020 was $869,450 and $397,669, respectively.

Gross Profit

The Company’s gross profit for the years ended June 30, 2021 and 2020 was $524,699, and $765,668, respectively.

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General and Administrative Expenses

General and administrative expenses consisted primarily of consulting fees, professional fees, and legal and accounting expenses. For the year ended June 30, 2021, general and administrative expenses were $3,686,379 compared to $4,722,702 for the year ended 2020. The primary expenses for 2021 were salaries and wages; the primary expenses for 2020 were salaries and wages and professional services.

Other Income (Expense)

The Company had other income (expense) for the years ended June 30, 2021 and 2020 of $151,326 and $399,604, respectively. Other income consisted mainly of change in fair value of derivative instrument of $11,003 and $120,842, gain on loan forgiveness of $81,000 and $-0-, and interest expense of $221,323 and $278,762, respectively.

Net loss

The net loss for the year ended June 30, 2021, was $3,316,006 compared to $4,356,638 for the year ended June 30, 2020.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since its inception, the Company has been funded by related parties through capital investment and borrowing of funds.

At June 30, 2021, the Company had total current assets of $907,806 compared to $146,101 at June 30, 2020. Current assets consisted primarily of cash in 2021, prepaid inventory in 2020. At June 30, 2021, the Company had total current liabilities of $4,258,106 compared to $3,502,396 at June 30, 2020. Current liabilities consisted primarily of accounts payable, accrued liabilities, notes payable, and convertible notes payable with derivative liabilities. The increase in our current liabilities was primarily attributed to the increase in notes payable.

We had negative working capital of $3,350,300 as of June 30, 2021.

Cash flow from Operating Activities

During the year ended June 30, 2021, cash used in operating activities was $(1,173,370) compared to $(175,043) for the year ended June 30, 2020. The increase in the amounts of cash used in operating activities was primarily due to default penalty on debt of $110,000 and $1,816,702 in stock based compensation in 2021 as compared to $2,601,415 in 2020.

Cash flow from Financing Activities

For the year ended June 30, 2021, cash provided by financing activity was $2,020,800 compared to $174,536 provided during the year ended June 30, 2020.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons, we have included in our audited financial statements that there is substantial doubt that we will be able to continue as a going concern without further financing.

The Company is a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had a Stockholders’ Deficit at June 30, 2021, of $3,350,300 as its liabilities exceeded its assets. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

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Wearable Health Solutions provides mobile health (mHealth) products and services to approximately 200 dealers and distributors throughout the globe (mostly Canada, United States and New Zealand). As a provider of personal emergency response devices in the rapidly growing medical alarm device and eHealth sector, we provide innovative wearable healthcare products, tracking services, and turn-key solutions that enable our users to be proactive with their health, as well as safe and protected. According to the QYResearch report on Global PERS devices, MediPendant was the 17th largest global PERS company based on revenues in 2021 (“QYResearch Global PERs Devices Market Report, History and Forecast 2016-2027”). Our products and services are always state-of-the-art and cost effective. Through our culture, our drive, and the expertise of each individual employee, we are uniquely positioned to build shareholder value by setting the highest standards in service, reliability, and safety in our rapidly growing industry.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs for the next fiscal year and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. As of June 30, 2021, the Company has a net loss of $3,313,006, and if the Company is unable to obtain adequate capital, it could be forced to cease operations.

During the year ended June 30, 2021, Company has net cash used in operating activities of $1,173,370 as well as stock compensation non-cash expenses of $1,816,702 and a net loss of $3,313,006. The Company raised $2,020,800 from financing activities in the year ended June 30, 2021, which resulted in a negative working capital of $3,350,300 as of June 30, 2021. If the Company is unable to raise additional adequate capital, it could be forced to cease operations.

Future Financings.

We will continue to rely on equity sales of the Company’s common shares in order to continue to fund business operations. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our business plan of selling the iHelp MAX®.

Since inception, we have financed our cash flow requirements through issuance of common stock and loans from third parties. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of revenues. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we will need to generate sufficient revenues from sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our minimal operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth.

To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our products, business model and website, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

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Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (1) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (2) eliminates most real estate specific lease provisions, and (3) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. For public companies, the new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2018. For all other entities, including emerging growth companies, this standard is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 2020. Earlier application is permitted. The Company evaluated the impact on the financial statements and implemented the provisions of ASU 2016-02 for the annual financial statements for the year ended June 30, 2019.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Company is currently evaluating the effect, if any, that the ASU will have on its consolidated financial statements.

The Company reviewed all recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA and the SEC, and they did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

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Contractual Obligations

As a “smaller reporting company,” we are not required to provide tabular disclosure obligations.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, in the event that we succeed in bringing our planned products to market.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, our company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from outside contracts with customers and supersedes most of the existing revenue recognition guidance and notes that lease contracts with customers are a scope exception. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. On August 12, 2015, the FASB issued ASU 2015-14 to defer the effective date of ASU 2014-09. Public business entities may elect to adopt the amendments as of the original effective date; however, adoption is required for annual reporting periods beginning after December 15, 2017. The Company has adopted this pronouncement.

The Company’s revenues are derived principally from utilizing new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical- or age-related conditions. The Company recognizes revenue when it is realized or realizable and earned. For hardware sales, the Company recognizes revenues when the product is shipped. Customers are billed on Net 30 terms. For service revenue, the Company recognizes revenues when the time period for service is current. For customers who pay several months at a time, the Company records revenues for the month’s services and the balance of funds to deferred revenues and records the balance of revenues as they become current.

Share-based Compensation

Our company follows the provisions of FASB Accounting Standards Codification (“ASC”) 718, “Share-Based Payment” which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Equity instruments issued to non-employees for goods or services are accounted for at either the fair market value of the goods and services rendered or on the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in ASC 505-50-30.

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Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the year. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As our company has a loss for the years ended June 30, 2021, and 2020 the potentially dilutive shares are anti-dilutive and therefore they are not added into the earnings per share calculation.

Income Taxes

Our company accounts for income taxes pursuant to ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Our company maintains a valuation allowance with respect to deferred tax assets. Our company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration our financial position and results of operations for the current year. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carry forward year under the Federal tax laws. Changes in circumstances, such as our company generating taxable income, could cause a change in judgment about the realization of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) a reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Inputs that are both significant to the fair value measurement and unobservable. Our company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts our company could realize in a current market exchange. As of June 30, 2021, and 2020, the carrying value of accounts payable and loans that are required to be measured at fair value, approximated fair value due to the short-term nature and maturity of these instruments.

Patent and Intellectual Property

Our company expenses the costs associated with obtaining a patent or other intellectual property purchased for research and development and has no alternative future use. For the periods ended June 30, 2021, and 2020, no events or circumstances occurred for which an evaluation of the alternative future use of patent or intellectual property was required.

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Impairment of Long-Lived Assets

Our company evaluates the recoverability of long-lived assets and the related estimated remaining lives when events or circumstances lead management to believe that the carrying value of an asset may not be recoverable. For the years ended June 30, 2021, and 2020, no events or circumstances occurred for which an evaluation of the recoverability of long-lived assets was required.

Estimates

The consolidated financial statements are prepared on the basis of accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses. Actual results could differ from those estimates made by management.

DESCRIPTION OF PROPERTIES

Our mailing address is 2300 Yonge Street, Suite 1600 Toronto, ON M4P 1E4. Our main telephone number is (647)792-0402, our toll-free telephone number is (855) 226-4827, and our fax number is (416) 549-1619. Our website is www.wearablehealthsolutions.com and our email address is info@wearablehealthsolutions.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 10, 2022, certain information regarding beneficial ownership of our common stock by:

•	Each executive officer who in this proxy statement are collectively referred to as the “Named Executive Officers;”
•	Each person known to us to beneficially own 5% or more of our common stock;
•	Each of our directors; and
•	All of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each shareholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the shareholder’s name. We have based our calculation of the percentage of beneficial ownership on 1,080,492,608 shares outstanding as of March 10, 2022.

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Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class Ownership	Percentage of Beneficial Ownership of Common Stock Assuming Conversion of all Preferred Shares	Percentage of Voting Power Based on Voting Privileges of Common and Preferred Shares without Conversions
Directors and Officers:
Harrysen Mittler	100,450,000 Common Stock	9.65% Common Stock	318,712,500 shares of common stock	19,623,712,500 Total Votes
	2,326,250 Series C Preferred	36.5% Series C Preferred
	1,950,000 Series E Preferred(4)	50% Series E Preferred

Peter Pizzino	100,450,000 Common Stock	9.65% Common Stock	306,926,250 shares of common stock	19,611,926,250 Total Votes
	1,147,625 Series C Preferred	16.8% Series C Preferred
	1,950,000 Series E Preferred(4)	50% Series E Preferred

Gail Rosenthal	10,375,000 Common Stock	1% Common Stock		10,375,000 Total Votes

Aqualaro Corp.(3)	56,000,000 Common Stock	5.4% Common Stock		56,000,000 Total Votes

Pacific Software, Inc. Harrysen Mittler	1,250,000 Series C Preferred	18.3% Series C Preferred	11,250,000 shares of Common Stock	1,250,000 Total Votes

Hypersoft Ventures, Inc. Robert Johnson	1,162,500 Series C Preferred	17% Series C Preferred	11,625,000 shares of Common Stock	1,162,500 Total Votes

Sandor Capital, Master Fund	400,000 Series D Preferred	94% Series D Preferred	4,000,000 shares of Common Stock	400,000 Total Votes

JEBL Holdings LP	25,000 Series D Preferred	6% Series D Preferred	250,000 shares of Common Stock	25,000 Total Votes

Venture Group Capital	100,000,000 Common stock	9.6% Common Stock		100,000,000 Total Votes

All executive officers and directors	Common Stock	20.3% Common Stock(2)
as a group (3 persons)	Series C Preferred	67% Series C Preferred
	Series E Preferred	100% Series E Preferred
	Total Common Vote	98%(5)

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.
(2)	Based upon 1,080,492,608 shares outstanding as of March 10, 2022.
(3)	Company Aqualaro Corp. is controlled by Miro Zecevic.
(4)	Reflects Series E Preferred Stock. Series E Preferred Stock converts at a ratio of 1 Series E Preferred Share into 100 Shares of Common Shares. Series E Preferred Stock has voting rights of 10,000 votes of common stock per share of Series E Preferred.
(5)	Based upon the voting preferences included in all of the classes of stock of the Company, which totals 40,080,492,608 votes.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our company.

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DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of March 10, 2022:

As of March 10, 2022, Wearable Health Solutions, Inc. had eleven-full-time employees, and no part-time employees. The directors and executive officers of the Company as of March 10, 2022, are as follows:

Name	Position	Age	Date of Appointment	Approx. Hours Per Week
Harrysen Mittler	CEO, Director	68	12.6.2019	40
Peter Pizzino	President, Director	46	12.6.2019	40
Gail Rosenthal	CFO	63	9.2.2020	40

Harrysen Mittler, Age 68: Harrysen Mittler has over thirty years of experience in corporate finance, mergers and acquisitions, business administration and commerce. He served in the audit division of Deloitte Haskins and Sells, the predecessor to Deloitte & Touche LLP. Mr. Mittler from 2016 to 2020, served as Chairman, CEO and CFO of Pacific Software Inc. a public company, (symbol PFSF) as a designer, developer and acquirer of enterprise solutions in the emerging e-commerce technology sectors. He served as director and CFO of Nortia Capital Partners Inc., a publicly traded merchant banking company, as well as for Autoworks International Ltd. a company quoted on the Frankfurt Stock Exchange.

Peter Pizzino, Age 46 : Peter Pizzino had a career in the securities and investment industry with financial experience spanning over 25 years. Since 2015, Mr. Pizzino held positions in Capital Markets at Spartan Capital, then with J. Streicher Capital on the New York Stock Exchange Floor where he financed both public and private client companies. He later, in 2018, served as president of Pacific Software Inc, PFSF on the OTC Markets, which is a software development and acquisition company, where he helped develop a commodities trade platform for the international markets. Mr. Pizzino extensive international business and Non-Profit experience. He studied Finance and held several securities licenses.

Gail Rosenthal, Age 63: Ms. Rosenthal has over twenty years of experience in corporate finance, mergers and acquisitions, accounting and auditing. She served as senior audit manager for a boutique auditing firm until 2010, when she branched out has been doing private consulting work since. Her experience spans manufacturing, distribution and retail, film production, banking and finance, software development and consulting. Her background also includes extensive experience in computers and IT, and she is an expert in communications and leadership. She is a graduate of UCSD/Warren College in La Jolla, CA.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

There are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

Significant Employees

Other than the foregoing named officers and directors, we have eight full-time employees whose services are materially significant to our business and operations who are employed at will by Wearable Health Solutions, Inc.

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Family Relationships

There are no family relationships between any of our directors, executive officers and proposed directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1.	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

2.	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3.	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4.	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(e) during the year ended June 30, 2021, Forms 5 and any amendments thereto furnished to us with respect to the year ended June 30, 2021, and the representations made by the reporting persons to us, we believe that during the year ended June 30, 2021, our executive officers and directors and all persons who own more than ten percent of a registered class of our equity securities complied with all Section 16(a) filing requirements.

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Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees.  When we do adopt a code of ethics, we will disclose it in a Current Report on Form 8-K.

Audit Committee and Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date. In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our sole director does not believe that it is necessary to have such committees because believes the functions of such committees can be adequately performed by the sole member of our board of directors.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive Officer paid by us during the year ended June 30, 2021 and 2020, in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Harrysen Mittler, CEO, Director	2020	102,000	30,000	325,128	0	0	0	0	457,128
	2021	294,000	90,000	858,004	0	0	0	0	1,242,004
Peter Pizzino, President, Director	2020	102,000	30,000	325,128	0	0	0	0	457,128
	2021	294,000	90,000	858,004	0	0	0	0	1,242,004
Ronald Adams, EVP Sales, President MAC	2020	98,900	0	0	0	0	0	0	98,900
	2021	98,900	0	0	0	0	0	0	98,900
Jennifer Loria, COO, MAC	2020	114,400	0	0	0	0	0	0	114,400
	2021	114,400	0	0	0	0	0	0	114,400
Gail Rosenthal	2020		0	0	0	0	0	0	0
CFO	2021	117,000	0	4.011	0	0	0	0	121,011
iMask – Geno Bravo	2020	0	0	1,880,000	0	0	0	0	1,880,000
Former CEO, CFO, Director	2021	0	0	0	0	0	0	0	0

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

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Outstanding Equity Awards at Fiscal Year-End

No executive Officer received any equity incentive awards, or holds exercisable or unexercisable options, as of the year ended June 30, 2021.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our Director or executive Officer.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications to the Chief Executive Officer, Harrysen Mittler, at our executive offices. However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Harrysen Mittler collects and evaluates all shareholder communications. All communications addressed to the Director and executive Officer will be reviewed by Harrysen Mittler unless the communication is clearly frivolous.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

Note payable – BOAPIN purchase

In August, 2020, effective as of June 30, 2020, the Company purchased the BOAPIN portal, including all software, licensing, and ownership rights from Hypersoft Ventures, Inc., a previously related party through its common ownership, for $800,200, which includes six million seven hundred thousand three (6,700,003) shares of Series C Convertible Preferred stock, valued at $375,200 or $0.056 per share, based on the conversion of one share of Series C Preferred stock for 10 shares of common stock and the stock price on the date of the transaction, and a note payable for $425,000, bearing twelve percent (12%) interest with no prepayment or delinquency clauses.

As of June 30, 2021 and 2020, the Company recorded Note payable-BOAPIN of $425,000 and $425,000, accrued interest of $28,225 and $-0-, and expensed $28,225 and $-0- in interest, respectively.

As of September 30, 2021 and June 30, 2021, the Company owes $609,378 and $579,673 in related party payables, respectively.

Related party debt

From time to time, the Company received funds from related parties for day-to-day operations. These are short-term loans which bear no interest, and the Company expects to repay these loans by the end of the fiscal year following the year in which the short-term loan was made

	2021	2020
Related parties – subsidiary	$263,473	$232,143
Accrued salaries, bonus, fees	316,200	264,000
Total loans from related parties	$579,673	$496,143

Employee/Contractor compensation: (See Note 15)

On June 6, 2020, the Board of Directors, in a unanimous written consent to take action, approved the employee/consulting agreements for Harrysen Mittler, Chairman of the Board of Directors, CEO, and CFO, and Peter Pizzino, President, Secretary, and Director, effective December 20, 2019, which provide for $17,000 per month compensation for each consultant, a $90,000 bonus at the 12 month anniversary of each year, 25,000 shares of common stock per month, and 2,000,000 shares Series E Convertible Preferred Stock for each director.

As of June 30, 2021 and 2020, the Company accrued the following in executive compensation:

	6/30/2021	6/30/2020
Cash payable	$136,200	$204,000
Bonus payable (accrued quarterly)	180,000	60,000
Common stock to be issued (valued at the stock price as of the date of issue)	5	2,415
Series E preferred stock to be issued (valued at conversion of 1:100)	57,000	650,000
Total executive compensation	$373,205	$916,415

Other than the aforementioned related party transactions, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are no other transactions involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

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Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors.

Members of our board of directors received compensation for their services as a director during the year ended June 30, 2021, for our company as per the Mittler Agreement and the Pizzino Agreement.

Director Independence

The Board of Directors is currently composed of 2 members. Harrysen Mittler, and Peter Pizzino, who do not qualify as independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. In addition, the Board of Directors has not made a subjective determination as to each Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, though such subjective determination is required by the NASDAQ rules. Had the Board of Directors made these determinations, the Board of Directors would have reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities and relationships as they may relate to the Company and its management.

Controlled Company Status

Upon completion of this Registration Statement, our Management will continue to collectively hold more than 50% of the voting power for the election of directors of our company. As a result, we expect to be a controlled company within the meaning of Nasdaq corporate governance standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and will not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

•	a majority of the Board consist of independent directors under Nasdaq rules;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain quoted on the Pink OTC Markets and as a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Management— Controlled Company Status.”

Conflict of Interest

There is a potential for a conflict of interest between BOAPIN.com., and the Company, and Mr. Mittler and Mr. Pizzino. Mr. Mittler and Mr. Pizzino are significant shareholders in BOAPIN.com, and have the ability to effect decisions over the BOAPIN.com’s operations through contractual arrangements and shareholder approvals. As, Mr. Mittler is also our Chief Executive Officer and Director, and Mr. Pizzino is also our President and Director, there is the potential for a conflict of interest between the Company, Mr. Mittler, Mr. Pizzino and BOAPIN.com.

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Except as described above, there are no conflicts of interest between the Company and any of its officers or directors.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any exchange. Our common stock is quoted on the Pink OTC Markets (“OTC Markets”) under the trading symbol “WHSI.” We cannot assure you that there will be a market in the future for our common stock.

OTC Markets securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Markets securities transactions are conducted through a telephone and computer network connecting dealers. OTC Markets issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a national or regional stock exchange.

Because we are quoted on the OTC Markets, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

The following table sets forth the high and low bid prices for our Common Stock per quarter for the past two years as reported by the OTC Markets, based on our fiscal year end June 30. These prices represent quotations between dealers without adjustment for retail markup, markdown or commission and may not represent actual transactions.

Fiscal Year Ended		Bid Prices
June 30,	Period	High $	Low $
2022	First Quarter	.0249	0.0069
	Second Quarter	.011	.0107
	Third Quarter	–	–
	Fourth Quarter	–	–

2021	First Quarter	.01	.004
	Second Quarter	.013	.0055
	Third Quarter	.1	.0058
	Fourth Quarter	.09	.008

2020	First Quarter	.0395	.0092
	Second Quarter	.025	.0056
	Third Quarter	.0165	.005
	Fourth Quarter	.097	.005

Rule 144 Shares

In general, under Rule 144, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock for at least six months would be entitled to sell them without restriction, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is an affiliate and who has beneficially owned shares of a company’s common stock for at least six months, subject to the continued availability of current public information about us, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

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•	one percent of the number of shares of our company’s common stock then outstanding, which, in our case, will equal approximately 10,404,926 shares as of the date of this Form 10; or

Holders

As of March 10, 2022, there were 127 stockholders of record of our common stock.

Dividends

Any decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

On May 11, 2020, and effective as of December 21, 2019, the Company entered into an Employment Agreement (“Mittler Agreement”) with its Chief Executive Officer, Chief Financial Officer and Director, Harrysen Mittler; wherein, Mr. Mittler agreed to serve as an employee of the Company in consideration of $17,000 and 25,000 restricted common shares per month. Mr. Mittler has since resigned as the Chief Financial Officer. His duties as an Employee of the Company will be mainly to provide executive management and corporate finance duties related to the operating and financial reporting for the Company. The term of the contract is for an initial period of three years, and a renewal option for an additional two-year period.

On May 11, 2020, and effective as of December 21, 2019, the Company entered into an Employment Agreement (“Pizzino Agreement”) with its President and Director, Peter Pizzino; wherein, Mr. Pizzino agreed to serve as an employee of the Company in consideration of $17,000 and 25,000 restricted common shares per month. His duties as an Employee of the Company will be mainly to provide executive management expertise for the Company. The term of the contract is for an initial period of three years, and then there is a renewal option for an additional two-year period as per section 2 of the Pizzino Agreement.

On July 17, 2020, the Company’s wholly owned subsidiary Medical Alarm Concepts, LLC. (“MAC”) entered into an Executive Employment Agreement (“Loria Agreement”) with Jennifer Loria, that was effective as of July 15, 2020. Ms. Loria is employed by MAC as its Chief Operating Officer. The term of the employment is for a period of three (3) years and contains a renewal option for an additional two (2) year period. Ms. Loria’s base salary will be Eleven Thousand Five Dollars ($11,500) per month. In the event that the Company receives financing of at least One Million Five Hundred Thousand Dollars ($1,500,000), Ms. Loria’s base salary will increase by $1,000. As per the Loria Agreement, Ms. Loria, will be awarded 1,000,000 restricted shares of MAC. Jennifer will also be awarded 2,000,000 shares of restricted stock at the one-year anniversary for the first three (3) years of the Loria Agreement for a total of 6,000,000 shares of restricted stock. If MAC is profitable Ms. Loria is also able to earn an additional 75,000 restricted shares per year over the first three (3) years of the Loria Agreement for a total of 225,000 restricted shares total. MAC will also be issued a promissory note in the amount of $65,000, which will reflect debt that was currently outstanding to Ms. Loria as per May 27, 2020.

On July 16, 2020, the Company’s wholly owned subsidiary Medical Alarm Concepts, LLC. (“MAC”) entered into a Sales Manager Employment Agreement (“Adams Agreement”) with Ronald Adams, that was effective as of July 15, 2020. Mr. Adams is employed by MAC as its Sales Manager. The term of the employment is for a period of three (3) years and contains a renewal option for an additional two (2) year period. Mr. Adams’s base salary will be Eleven Thousand Five Dollars ($11,500) per month. In the event that the Company receives financing of at least One Million Five Hundred Thousand Dollars ($1,500,000), Mr. Adams’s base salary will increase by $1,000. As per the Adams Agreement, Mr. Adams will be awarded 1,000,000 restricted shares of MAC. Ronald will also be awarded 2,000,000 shares of restricted stock at the one-year anniversary for the first three (3) years of the Adams Agreement for a total of 6,000,000 shares of restricted stock. If MAC is profitable Mr. Adams is also able to earn an additional 75,000 restricted shares per year over the first three (3) years of the Adams Agreement for a total of 225,000 restricted shares total. MAC will also be issued a promissory note in the amount of $135,000, which will reflect debt that was currently outstanding to Mr. Adams as per May 27, 2020.

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On August 9, 2021, the Company entered into an agreement with Mr. Anthony Chetta.(“Chetta Advisory Agreement”), that was effective August 15, 2021. Mr. Chetta will serve as our Chief Technical Advisor, where he will provide the customary services as a comparable person in that position. The term of the Chetta Advisory Agreement is for an initial period of three (3) years, with a renewal option for an additional two (2) year period. The Company will pay Mr. Chetta $8,000 per month, and a signing bonus of 1,000,000 shares of restricted common stock and 1,000,000 shares of Company common stock every six (6) months thereafter. The Company will also pay Mr. Chetta, a bonus upon completion of the 4G software integration and launch into the market.

On October 10, 2020, the Company entered into an Employment Agreement (“Rosenthal Agreement”) with Gail Rosenthal, that was effective as of October 1, 2020. Ms. Rosenthal is employed by WHSI as its Chief Financial Officer. The term of the employment is for a period of two (2) years and contains a renewal option for an additional two (2) year period. Ms. Rosenthal’s base salary will be Thirteen Thousand Dollars ($13,000) per month. As per the Rosenthal Agreement, Ms. Rosenthal will be awarded 25,000 restricted shares of WHSI per month. Gail will also be awarded 1,000,000 shares of restricted stock to be issued in two installments, the first installment at the anniversary of the execution of the Rosenthal Agreement and the second installment when Ms. Rosenthal completes her tenure as CFO.

Other than the aforementioned we do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

Common Stock Issued

On April 1, 2020, the Company issued 100,000,000 shares of restricted common stock to its CEO Harrysen Mittler at a price per share of $0.006, for services in the amount of $600,000.

On April 1, 2020, the Company issued 100,000,000 shares of restricted common stock to its President Peter Pizzino at a price per share of $0.006, for services in the amount of $600,000.

On March 2, 2021, Longside Ventures, LLC, was issued a total of 8,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $80,000, cash payments.

On April 16, 2021, AES, Inc., was issued a total of 3,500,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $35,000, cash payments.

On April 19, 2021, Leonite Capital, was issued a total of 2,500,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $25,000, cash payments.

On April 21, 2021, Longside Ventures, LLC, was issued a total of 5,400,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $54,000, cash payments.

On April 22, 2021, GS Capital Partners, LLC, was issued a total of 3,500,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $35,000, cash payments.

On April 23, 2021, Tri-Bridge Ventures LLC, was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $100,000, cash payments.

On May 26, 2021, Leonite Capital, was issued a total of 5,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $50,000, cash payments.

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On May 27, 2021, Tri-Bridge Ventures LLC, was issued a total of 20,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On May 28, 2021, Leonite Capital, was issued a total of 5,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $50,000, cash payments.

On June 4, 2021, Leonite Capital, was issued a total of 7,500,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $75,000, cash payments.

On June 15, 2021, Quick Capital, was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $100,000, cash payments.

On June 16, 2021, Axiom Financial, Inc., was issued a total of 3,000,000, restricted common shares of the Company’s stock, in exchange for a total of $30,000, in services provided.

On June 18, 2021, Tri-Bridge Ventures LLC, was issued a total of 50,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $500,000, cash payments.

On June 18, 2021, Leonite Capital, was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $100,000, cash payments.

On June 25, 2021, Tri-Bridge Ventures LLC, was issued a total of 5,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $50,000, cash payments.

On June 30, 2021, the Company issued 450,000 shares of restricted common stock to its CEO Harrysen Mittler at a price per share of $0.01, for services in the amount of $4,500.

On June 30, 2021, the Company issued 450,000 shares of restricted common stock to its President Peter Pizzino at a price per share of $0.01, for services in the amount of $4,500.

On June 30, 2021, the Company issued 37,500 shares of restricted common stock to its CFO Gail Rosenthal at a price per share of $0.01, for services in the amount of $3,750.

On July 2, 2021, Quick Capital, was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $100,000, cash payments.

On August 2, 2021, Quick Capital, was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $100,000, cash payments.

On August 3, 2021, Leonite Capital, was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $100,000, cash payments.

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On August 4, 2021, Quick Capital, was issued a total of 25,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $250,000, cash payments.

On August 4, 2021, Tri-Bridge Ventures LLC, was issued a total of 25,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $250,000, cash payments.

On August 6, 2021, Leonite Capital, was issued a total of 40,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $400,000, cash payments.

On August 11, 2021, the Company issued 3,000,000 shares of restricted common stock to Jennifer Loria at a price per share of $0.0107, for services in the amount of $32,100.

On August 11, 2021, the Company issued 3,000,000 shares of restricted common stock to Ronald Adams at a price per share of $0.01075, for services in the amount of $32,250.

On August 17, 2021, Tri-Bridge Ventures LLC, was issued a total of 25,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $250,000, cash payments.

On August 18, 2021, Leonite Capital, was issued a total of 15,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $150,000, cash payments.

On August 20, 2021, Leonite Capital, was issued a total of 15,000,000, common shares of the Company’s stock under the terms of the Convertible Note. The shares were issued under the terms of convertible note at the price of $.0003, in exchange for the cancellation of $4,500 in debt.

On August 23, 2021, Leonite Capital, was issued a total of 25,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $250,000, cash payments.

On September 2, 2021, Longside Ventures, LLC, was issued a total of 7,500,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $75,000, cash payments.

On September 8, 2021, Leonite Capital, was issued a total of 10,269,253, common shares of the Company’s stock under the terms of the Convertible Note. The shares were issued under the terms of convertible note at the price of $.00455, in exchange for the cancellation of $46,725 in debt.

On September 15, 2021, Longside Ventures, LLC, was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $100,000, cash payments.

On September 28, 2021, the Company issued 1,000,000 shares of restricted common stock to Anthony Chetta at a price per share of $0.0107, for services in the amount of $10,700.

On September 29, 2021, Quick Capital, was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $100,000, cash payments.

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On September 30, 2021, Apollo Management Group, Inc., was issued a total of 20,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On October 7, 2021, Leonite Capital was issued a total of 13,231,209 common shares of the Company’s stock under the terms of their Note Payable for converting $57,952 of principle and interest plus fees of $2,250.

On October 14, 2021, Leonite Capital was issued a total of 5,000,000 common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On October 27, 2021, Leonite Capital was issued a total of 27,917,969 common shares of the Company’s stock under the terms of their Note Payable for converting $124,776.76 principle plus fees of $2,250 to extinguish the note.

On November 10, 2021, Leonite Capital was issued a total of 7,500,000 common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments

On November 12, 2021, East Capital., was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On November 15, 2021, Leonite Capital., was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On November 15, 2021, Apollo Management Group., was issued a total of 20,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On November 15, 2021, Bellridge Capital., was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On November 15, 2021, Eagle Equities., was issued a total of 15,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On November 17, 2021, Gail Rosenthal was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the bonus contractor agreement before she accepted employment, The shares were valued at $69,000 or $0.0069, the value of the stock on the date of award.

On November 22, 2021, Longside Ventures., was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On January 6, 2022, Leonite Capital was issued a total of 20,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

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These securities were issued pursuant to Section 4(2) of the Securities Act, Rule 506 promulgated thereunder and Regulation A. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock, when appropriate.

Authorized Common Stock

The Company is authorized to issue 3,000,000,000 shares of common stock with a par value of $0.0001 per share. As of March 10, 2022, there were 1,080,492,608 shares issued and outstanding.

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DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue Three Billion, (3,000,000,000) shares of common stock with a par value of $0.0001 per share (the “Common Stock”) and Twenty Five Million (25,000,000) shares of preferred stock (the “Preferred Stock"), of which 100,000 such shares have been designated as Series A Preferred Stock, 62,500 such shares have been designated as Series B Preferred Stock, 6,944,445 such shares have been designated as Series C Preferred Stock, 500,000 such shares have been designated as Series D Preferred Stock, 4,000,000 such shares have been designated as Series E Preferred Stock. As of March 10, 2022, there were 1,080,492,608 shares of our Common Stock issued and outstanding.

Voting Rights. All shares of common stock shall be identical with each other in every respect and the holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share on all matters on which Shareholders have the right to vote.

Liquidation. In the event of a liquidation, dissolution, or winding up of the Company, the holders of our Common Stock are entitled to share pro-rata all net assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive Rights. No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, provided however that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any right of first refusal that the Board of Directors may deem advisable in connection with such issuance.

Conversion Rights. The Board of Directors may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be outlined in the By-laws of the corporation.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

Series A Convertible Preferred Stock: The Company is currently authorized to issue up to 100,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series A Convertible Preferred Stock for 2 shares of common stock. These shares have no voting rights. As of November 15. 2021, 688 shares of Series A Convertible Preferred Stock were issued and outstanding.

Series B Convertible Preferred Stock: The Company is currently authorized to issue up to 62,500 shares of Series B Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series B Convertible Preferred Stock for 2 shares of common stock. These shares have voting rights and vote on an “as converted” basis in actions required to have Series B Preferred Stockholder approval. As of March 10, 2022, 9,938 shares of Series B Convertible Preferred Stock were issued and outstanding.

Series C Convertible Preferred Stock: The Company is currently authorized to issue up to 6,944,445 shares of Series C Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series C Convertible Preferred Stock for 10 shares common stock. These shares have voting rights and vote on an “as converted” basis on all matters submitted to our Stockholders for approval. As of March 10 2022, 6,838,891 shares of Series C Convertible Preferred Stock were issued and outstanding.

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Series D Convertible Preferred Stock: The Company is currently authorized to issue up to 500,000 shares of Series D Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series D Convertible Preferred stock for 10 shares of common stock. These shares have voting rights and vote on an “as converted” basis in actions required to have Series D Preferred Stockholder approval. As of November 15. 2021, 425,000 shares of Series D Convertible Preferred Stock were issued and outstanding.

Series E Convertible Preferred Stock: The Company is currently authorized to issue up to 4,000,000 shares of Series E Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series E Convertible Preferred Stock for 100 shares of common stock. Each of these shares carries a voting right equivalent to 10,000 shares of common stock. The Company may not issue any other shares with extended voting rights. As of March 10, 2022, 3,900,000 shares of Series E Convertible Preferred Stock were issued and outstanding.

None of the Preferred Stock Certificates of Designation contains any event; wherein, the conversion of high-vote and /or low-vote shares is mandatory. The Preferred Stock may be converted into common stock by the holders thereof at their pleasure. If the Preferred Stockholder convert their shares there will be dilution into the common stock of the Company. If all of the currently outstanding shares of Preferred Stock were to convert, those shares would currently convert into 652,763,750 shares of our common stock; thereby, causing substantial dilution to the Company’s common shares. There are no expiration provisions related to any of the Preferred Stock Certificates of Designations.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our amended and restated articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of the Company’s common stock nor the holders of the Company's preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company's issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company's board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

•	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or
•	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

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Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Transfer Agent And Registrar

Our transfer agent is EQ Shareowner Services, whose address is 1110 Centre Point Curve, Suite 101, Mendota Heights MN 55120, telephone number is (800) 401-1957, and website is equiniti.com/us/.

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provide that no director or officer of the Company will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, our bylaws permit for the indemnification and insurance provisions in Chapter 78 of the NRS.

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Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Further, in the normal course of business, we have in our contract’s indemnification clauses, written as either mutual where each party will indemnify, defend, and hold each other harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties; or single where we have agreed to hold certain parties harmless against losses etc. We have entered into indemnification agreements with two of our officers and all directors, and our bylaws contain similar indemnification obligations to our agents. Remaining officers will be required to signed indemnification agreements in the near future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(a)     Financial Statements of Business Acquired

Filed herewith are:

•	Audited financial statements of Wearable Health Solutions, Inc. from June 30, 2020, to June 30, 2021.

(d) Exhibits

Number	Exhibit Description

3.1	Amended Articles of Incorporation and Amendments Thereto
3.2	Bylaws
10.1*	Asset Purchase Agreement, by and between the Company and Hypersoft Ventures, Inc., dated August 3, 2020 (as filed on Form 1-A with the SEC on September 11, 2020)
10.2*	Employment Agreement by and between the Company and Harrysen Mittler, dated May 11, 2020 (as filed on Form 1-A with the SEC on September 11, 2020)
10.3*	Employment Agreement by and between the Company and Peter Pizzino, dated May 11, 2020 (as filed on Form 1-A with the SEC on September 11, 2020)
10.4*	Promissory Note by and between the Company and Jason Cohen, dated July 31, 2020 (as filed on Form 1-A with the SEC on September 11, 2020)
10.5*	Promissory Note by and between the Company and Hypersoft Ventures, Inc., dated August 3, 2020 (as filed on Form 1-A with the SEC on September 11, 2020)
10.6**	Settlement Agreement by and between the Company and Trillium Partners LP, dated August 17, 2020
10.7**	Court Order Approving Settlement Agreement, dated September 15, 2020
10.8	Asset Purchase and Advisory Services Agreement, by and between the Company and Anthony Chetta, dated August 11, 2021.
10.9	Employment Agreement by and between the Company and Anthony Chetta, dated August 9, 2021
10.10	Employment Agreement by and between the Company and Gail Rosenthal, dated October 10, 2021

*Previously Filed by the Company on Form 1A with the SEC on September 11, 2020.

** Previously Filed by the Company on Form 1A with the SEC on October 14, 2020.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Wearable Health Solutions, Inc.

By:	/s/ Harrysen Mittler
Title: Harrysen Mittler, Chief Executive Officer (Principal Executive Officer)
(Date):	March 22, 2022

/s/ Gail Rosenthal
Title: Gail Rosenthal, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)
(Date):	March 22, 2022

SIGNATURES OF DIRECTORS:
/s/ Harrysen Mittler	March 22, 2022
Date

/s/ Peter Pizzino	March 22, 2022
Date

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WEARABLE HEALTH SOLUTIONS, INC.

TABLE OF CONTENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021

FOR THE YEARS ENDED JUNE 30, 2021 and 2020

F-1

Wearable Healthcare Solutions, Inc.

Consolidated Balance Sheets

	9/30/2021	6/30/2021
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,752,795	$847,430
Accounts receivable, net	25,694
Accounts receivable, other	2,000	2,000
Prepaid Inventory	0	22,682
Prepaid expenses	59,600	10,000
Total Current Assets	1,814,395	907,806

Property, Plant & Equipment
Dealer portal (net of $849 and $0 depreciation)	49,151	–
	49,151	–
Total Assets	$1,863,546	$907,806
LIABILITIES and SHAREHOLDERS' DEFICIT

COMMITMENTS AND CONTINGENCIES (Note 12)
Current liabilities
Accounts payable	$300,491	$331,876
Accrued expenses and other current liabilities	312,540	296,920
Accrued expenses - related party	609,378	579,673
Deferred revenue	106,756	108,298
Line of credit	397,500	397,500
Derivative liability	343,200	281,845
Notes payable	554,776	853,244
Note payable – other	50,000	50,000
Note payable - related party	425,000	425,000
Convertible notes – Leonite	180,000	260,000
Convertible notes- other	673,750	673,750
Total current liabilities	3,953,391	4,258,106
TOTAL LIABILITIES	3,953,391	4,258,106

SHAREHOLDERS’ DEFICIT
Preferred stock
Series A Convertible Preferred Stock: $0.0001 par value; 100,000 shares authorized, 688 shares issued and outstanding as of September 30, 2021 and June 30, 2021, respectively	$1	$1
Series B Convertible Preferred Stock: $0.0001 par value; 62,500 shares authorized, 9,938 shares issued and outstanding as of September 30, 2021 and June 30, 2021, respectively	1	1
Series C Preferred Stock: $0.0001 par value; 6,944,445 authorized, 6,838,889 and 138,886 shares issued and outstanding as of September 30, 2021 and June 30, 2021, respectively	684	684
Series D Preferred Stock: $0.0001 par value; 500,000 shares authorized, 425,000 shares issued and outstanding as of September 30, 2021 and June 30, 2021, respectively	43	43
Series E Preferred Stock $0.0001 par value, 4,000,000 shares authorized, 3,900,000 and 1,900,000 shares issued and outstanding as of September 30, 2021 and June 30, 2021, respectively	390	190
Series E Preferred Stock to be issued (100,000 shares as of September 30, 2021 and June 30, 2021, respectively)	57,000	57,000
Common stock
Common Stock: $0.0001 par value; 3,000,000,000 shares authorized, 911,843,430 and 647,074,177 shares issued and outstanding as of September 30, 2021 and June 30, 2021, respectively	91,184	64,708
Common stock to be issued (15,275,000 and 20,050,000 shares as of September 30, 2021 and June 30, 2021, respectively)	131,503	169,005
Additional paid in capital	28,358,311	22,732,295
Accumulated deficit	(30,728,961)	(26,374,227)
Total Shareholders’ Deficit	(2,089,845)	(3,350,300)
Total Liabilities and Shareholders’ Deficit	$1,863,546	$907,806

The footnotes are an integral part of these unaudited financial statements

F-2

Wearable Healthcare Solutions, Inc.

Consolidated Statements of Operations

For the three months ended September 30, 2021 and 2020 (unaudited)

	2021	2020
Revenue	$302,872	$362,653
Cost of sales	(203,511)	(159,870)
Gross profit	99,361	202,783

Operating expenses
Selling expense	148,079	3,556
Research and development expense	149,000	–
Consulting and professional fees	172,454	141,635
Insurance	15,917	10,290
Rent	4,455	3,718
Salaries and wages	3,529,453	1,955,164
Software expense	93,477	3,597
General and administrative	82,784	30,649
	4,196,468	2,148,609

Loss from operations	(4,097,107)	(1,945,826)

Other (Income) / expense
Change in fair value of derivative instrument	238,155	–
Gain on debt extinguishment	(15,832)	–
Interest expense	35,304	3,766
Total other expenses	257,627	3,766
Net loss before taxes	(4,354,735)	(1,949,592)
Income tax	–	–
Net loss	$(4,354,735)	$(1,949,592)

Net loss per common share - Basic and Diluted	(0.02)	(0.02)

Weighted average common shares outstanding - Basic & Diluted	195,378,542	96,330,751

The footnotes are an integral part of these unaudited financial statements

F-3

Wearable Healthcare Solutions, Inc.

Consolidated Statement of Shareholders’ Deficit

For the three months ended September 30, 2021 (unaudited) and 2020 (unaudited)

	Series A		Series B		Series C		Series C to be issued		Series D		Series E		Series E to be issued
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
As at June 30, 2020	688	$1	9,938	$1	138,886	$14	6,700,003	$375,200	425,000	$43	4,000,000	$400	1,000,000	$650,000

Loss for the period
Issuance of Series C Preferred shares					6,700,003	670	(6,700,003)	(375,200)
Return of preferred stock											(4,000,000)	(400)
Preferred stock issued/officer comp											1,000,000	100		(80,000)
Common stock issued/officer comp

As at September 30, 2020	688	$1	9,938	1	6,838,889	$684	–	$–	425,000	$43	1,000,000	$100	1,000,000	$570,000

As at June 30, 2021	688	$1	9,938	1	6,838,889	$684	–	$–	425,000	$43	1,900,000	$190	100,000	$57,000

Loss for the period
Common stock for comp
Common stock for debt conversion
Common stock for officer comp
Preferred stock for compensation											2,000,000	200
Shares sold for cash

As at September 30, 2021	688	$1	9,938	$1	6,838,889	$684	–	$–	425,000	$43	3,900,000	$390	100,000	$57,000

	Common Stock		Common Stock to be issued		Additional Paid in Capital	Accumulated Profit/Deficit
	Shares	Amount	Shares	Amount	Amount	Shares	Amount

As at June 30, 2020	297,399,177	$29,740	10,350,000	$71,415	$18,578,122	$(23,061,221)	$(3,356,285)

Loss for the period						(1,949,592)	(1,949,592)
Issuance of Series C Preferred shares					374,530		0
Return of preferred stock							(400)
Preferred stock issued/officer comp					649,900		570,000
Common stock issued/officer comp	200,000,000	20,000	150,000	1,500	1,120,000		1,141,500

As at September 30, 2020	497,399,177	$49,740	10,500,000	$72,915	$20,722,552	$(25,010,813)	$(3,594,777)

As at June 30, 2021	647,074,177	$64,708	20,050,000	$169,005	$22,732,295	$(26,374,227)	$(3,350,301)

Loss for the period						(4,354,735)	(4,354,735)
Common stock for comp	7,000,000	700	5,000,000	60,000	74,300		135,000
Common stock for debt conversion	25,269,253	2,527			250,166		252,693
Common stock for officer comp			225,000	2,498			2,498
Preferred stock for compensation					2,999,800		3,000,000
Shares sold for cash	232,500,000	23250	(10,000,000)	(100,000)	2,301,750		2,225,000

As at September 30, 2021	911,843,430	$91,184	15,275,000	$131,503	$28,358,311	$(30,728,961)	$(2,089,845)

The footnotes are an integral part of these unaudited financial statements

F-4

Wearable Healthcare Solutions, Inc.

Consolidated Statement of Cash Flows

For the three months ended September 30, 2021 and 2020 (unaudited)

	2021	2020
Cash flow from operating activities
Net loss	$(4,354,735)	$(1,949,592)
Adjustment for non cash charges and other items:
Amortization	849
Common stock issued for services		(500,000)
Stock compensation expense	3,137,498	2,373,920
Change in fair value of derivative instrument	238,155	173,406
Gain on debt extinguishment	(15,832)
	(994,066)	97,734
Changes in working capital
Decrease / (increase) in accounts receivables	$25,694	$18,847
Decrease / (increase) in prepaid inventory	22,682	(137,478)
Decrease / (increase) in prepaid expenses	(49,600)	38,195
(Decrease) / increase in trade and other payables	(31,385)	15,381
(Decrease) / increase in accrued expenses	27,344	47,362
(Decrease) / increase in deferred revenue	(1,542)	(257)
	(6,806)	(17,950)
Cash flow used in operating activities	$(1,000,872)	$79,784

Cash flow provided by investing activities
Purchases of property and equipment	$(50,000)	$–
(Decrease) / increase in notes payable	–	(701,542)
Cash flow from investing activities	(50,000)	(701,542)

Cash flow provided by financing activities
Proceeds from issuance of stock for cash	2,225,000	–
Advances from related party	29,705	121,758
Proceeds from note payable	20,000	500,000
Repayments of note payable	(318,468)
Cash flow from financing activities	1,956,237	621,758
Increase in cash and cash equivalents	905,365	701,542
	847,430	0
Cash and cash equivalents at end of the year	$1,752,795	$701,542

Non-cash investing and financing activities
Write off of derivative liability due to debt conversion	$176,800	$–
Issuance of common stock for conversion of notes payable and conversion fees	$7,225	$–

Cash paid for interest and taxes		–
Interest	$–	$–
Taxes	$–	$–

The footnotes are an integral part of these unaudited financial statements.

F-5

WEARABLE HEALTHCARE SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2021 (unaudited) and June 30, 2021

Note 1 – Nature and Continuance of Operations

Wearable Healthcare Solutions Inc. (the Company) was incorporated as Medical Alarm Concepts Holding, Inc. on June 4, 2008, under the laws of the State of Nevada. The Company was formed for the sole purpose of acquiring all of the membership units of Medical Alarm Concepts LLC, a Pennsylvania limited liability company (“Medical LLC”). On May 26, 2016, the Company filed an Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada to change its name from “Medical Alarm Concepts, Inc.” to “Wearable Health Solutions Inc.”

The Company is primarily engaged in utilizing new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical or age-related conditions.

Basis of presentation

The accompanying interim condensed consolidated financial statements are unaudited, but in the opinion of management of Wearable Healthcare Solutions, Inc. (the Company), contain all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position at September 30, 2021 and the results of operations and cash flows for the three months ended September 30, 2021. The balance sheet as of June 30, 2021, is derived from the Company’s audited financial statements.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these financial statements are adequate to make the information presented therein not misleading. For further information, refer to the financial statements and the notes thereto included in the Company’s Annual Report on this Form 10 for the fiscal year ended June 30, 2021.

The results of operations for the three months ended September 30, 2021, are not necessarily indicative of the results of operations to be expected for the full fiscal year ending June 30, 2022.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation – The accompanying consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). The preparation of these consolidated financial statements requires our management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and related notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of management’s estimates requires the exercise of judgment. We believe the following critical accounting policies affect its more significant judgments and estimates used in the preparation of financial statements.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly-owned or controlled operating subsidiaries: Medical Alarm Concepts, LLC and Boapin. All intercompany accounts and transactions have been eliminated.

F-6

Use of Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include valuation of stock compensation, valuation of derivative liabilities, allowance for doubtful accounts.

Cash and Cash Equivalents – For purposes of the Statement of Cash Flows, the Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable – We estimate credit loss reserves for accounts receivable on an individual receivable basis. A specific impairment allowance reserve is established based on expected future cash flows and the financial condition of the debtor. We charge off customer balances in part or in full when it is more likely than not that we will not collect that amount of the balance due. We consider any balance unpaid after the contract payment period to be past due. There are $-0- and $25,694 in accounts receivables net of allowances of $23,705 and $23,705 at September 30, 2021 and June 30, 2021, respectively.

Software Development for internal use - The Company accounts for software development costs in accordance with applicable guidelines. Software development costs include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Software development costs also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in software development expense until the point that technological feasibility is reached. Once technological feasibility is reached, such costs are capitalized and depreciated over the useful estimated lives of the software. For software modifications or developments, the Company expenses the costs. The Company purchased its dealer portal for $50,000 on August 30, 2021, to be depreciated over 5 years.

Concentration of Credit Risk - Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

Recognition of Revenues – In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from outside contracts with customers and supersedes most of the existing revenue recognition guidance and notes that lease contracts with customers are a scope exception. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. On August 12, 2015, the FASB issued ASU 2015-14 to defer the effective date of ASU 2014-09. Public business entities may elect to adopt the amendments as of the original effective date; however, adoption is required for annual reporting periods beginning after December 15, 2017. The Company has adopted this pronouncement.

The Company’s revenues are derived principally from utilizing new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical- or age-related conditions. The Company recognizes revenue when it is realized or realizable and earned. For hardware sales, the Company recognizes revenues when the product is shipped. Customers are billed on Net 30 terms. For service revenue, the Company recognizes revenues when the service is provided. For customers who pay several months at a time, the Company records revenues for the month’s services and the balance of funds to deferred revenues and records the balance of revenues as they become current.

	3 months ended September 30,
REVENUES	2021	2020
Hardware revenue	$53,583	$129,241
Service revenue	249,289	233,412
TOTAL REVENUES	$302,872	$362,653

F-7

The following table discloses changes in unearned revenue for the three months ended September 30, 2021 and 2020:

	2021	2020
Balance at beginning of period -June 30,	$108,298	$174,107
Deferred revenue	2,682	3,025
Recognition of unearned revenue	(4,224)	(3,025)
Balance at the end of the period - September 30,	$106,756	$174,107

Deferral of revenues in the three months ended September 30, 2021 and 2020 was $105,756 and $174,107, respectively. The deferred revenue represents quarterly and annual prepaid service fees, which were invoiced and paid at the onset of customer service agreements and which pertain to service obligations not realized at September 30, 2021 and 2020, respectively. We have no agreements longer than 12 months.

Deferred Taxes – The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

The Federal and state income tax returns of the Company for 2021, 2020, and 2019 are subject to examination by the Internal Revenue Service and state taxing authorities for three (3) years from the date filed.

Fair value of financial instruments. The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with FASB Accounting Standards Codification No. 820, Fair Value Measurement (“ASC 820”), which provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

From time to time, our financial instruments include cash, accounts payable and accrued expenses, convertible notes, lines of credit, and credit cards.

Research and Development - Research and development costs are charged to operations as they are incurred. Legal fees and other direct costs incurred in obtaining and protecting patents are also expensed as incurred, due to the uncertainty with respect to future cash flows resulting from the patents. As of September 30, 2021 and 2020, the Company recorded $149,000 and $-0- in research and development costs, respectively.

Basic and Diluted Loss per Common Share - Basic loss per common share excludes dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding during the period of computation. Diluted loss per share gives effect to all potential dilutive common shares outstanding during the period of compensation. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the net income of the Company, subject to anti-dilution limitations.

F-8

	Basis of conversion	Dilution	2021	2020
Series A Convertible	688 shares outstanding	1 share A: 2 shares	1,376	1,376
Series B Convertible	9,938 shares outstanding	1 share B: 2 shares	19,876	19,876
Series C Convertible	6,838,889 and 138,886 shares outstanding in 2021 and 2020, respectively	1 share C: 10 shares	68,388,890	1,388,860
Series D Convertible	425,000 shares outstanding	1 share D: 10 shares	4,250,000	4,250,000
Series E Convertible	3,900,000 and 4,000,000 shares outstanding in 2021 and 2020, respectively	1 share E: 100 shares	390,000,000	400,000,000
Series E Convertible Shares to be issued	100,000 and 1,000,000 Series E shares to be issued in 2021 and 2020, respectively	1 share E: 100 shares	10,000,000	100,000,000
			472,660,142	505,660,11250

Because the Company incurred losses for the past two years, the basic and diluted share bases will be presented as the same. For the periods ended September 30, 2021 and 2020, the Company incurred losses of ($0.02) and ($0.02) per basic share and diluted share, respectively.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (1) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (2) eliminates most real estate specific lease provisions, and (3) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. For public companies, the new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2018. For all other entities, including emerging growth companies, this standard is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 2020. Earlier application is permitted. The Company evaluated the impact on the financial statements and implemented the provisions of ASU 2016-02 for the annual financial statements for the year ended June 30, 2019.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Company is currently evaluating the effect, if any, that the ASU will have on its consolidated financial statements.

The Company reviewed all recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA and the SEC, and they did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Note 3 -  Going Concern

The accompanying financial statements for the three months ended September 30, 2021 and 2020 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As at September 30, 2021 and June 30, 2021, the Company has shown losses for the last 2 years and has an accumulated deficit of ($30,728,961) and ($26,374,227), respectively. Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s development efforts and its efforts to raise capital. Management also believes the Company needs to raise additional capital for working capital purposes. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove accurate.

F-9

These factors raise substantial doubt about our ability to continue as a going concern for a period of 12 months from the issue date of this report. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Inventory and prepaid expenses

The Company maintains some inventories in house and purchases some of its inventory overseas. Inventories, except for stock in transit, are stated at lower of cost and net realizable value. Stock in transit is valued at cost comprising invoice value plus other charges thereon. Net realizable value is the estimated selling price in ordinary course of business less estimated costs of completion and selling expenses. The quantity of inventory may vary from time to time depending on the delivery schedule of overseas shipments.

As of September 30, 2021 and June 30, 2021, the Company had $-0- and $-0- in inventory in-house, respectively, as well as $-0- and $22,682 in prepaid inventories in transit, respectively.

The Company recorded prepaid public relations and investor relations (PR/IR) services of $21,600 and $10,000 in September 30, 2021 and June 30, 2021, respectively. The Company recorded additional prepayments of $20,000 in prepaid investment banking services and $18,000 in prepaid R&D as of September 30, 2021.

As of September 30, 2021 and June 30, 2021, the Company had $59,600 and $10,000 in prepaid expenses, respectively.

Note 5 - Property, Plant, and Equipment

The Company has $20,000 in furnishings, $19,689 in office computers and equipment, and capitalized software development costs of $45,900 which are fully depreciated. On August 30, 2021, the Company purchased its dealer portal for $50,000 for internal use, amortized over 60 months.

As of September 30, 2021 and June 30, 2021, the Company recorded $49,151 and $-0- in net Property, Plant, and Equipment, respectively:

	September 2021	June 2021
Furniture	$20,000	$20,000
Office computers, equipment, software	19,689	19,689
Software development costs	45,900	45,900
Dealer Portal	50,000	–
Property, plant, and equipment	135,589	85,589
Less accumulated depreciation – portal	(849)	–
Less accumulated depreciation	(85,589)	(85,589)
Net property, plant, and equipment	$49,151	$-0-

Note 6 – Accounts payable and accrued expenses and liabilities

The Company recorded Accounts Payable of $300,491 and $331,876, directly related to operating costs, as of September 30, 2021 and June 30, 2021, respectively.

Accrued expenses are expenses that have been incurred but not yet paid, mainly include legal fees, audit fees and other professional fees as well as interests accrued in connection with credit line. The Company recorded $312,540 and $296,920 in accrued expenses and other current liabilities as of September 30, 2021 and June 30, 2021, respectively.

F-10

3a10 filing

On August 17, 2020, the Wearable Health Solutions, Inc., (the “Company”) entered into a settlement agreement and stipulation (“Settlement Agreement”) with Trillium Partners LP (“Trillium”) in connection with the settlement of $310,494.38 of bona fide obligations the Company owed to certain of its creditors. The Settlement Agreement was subject to a fairness hearing, and on September 15, 2020, a Federal court in the District of Maryland held a fairness hearing and granted approval of the Settlement Agreement. If the Settlement Agreement is satisfied in full, the Company shall reduce the Company’s debt obligations equal to $310,494.38 in exchange for the issuance of settlement shares of Company’s common stock pursuant to the terms of section 3(a)(10) of the Securities Act of 1933, in multiple tranches, at a price that is sixty percent to the lowest closing bid price for the common stock for the delivery of such tranche. At no time may Trillium beneficially own more than 9.99% of the Company’s outstanding common stock.

In October 2020, the company issued 48,989,000 shares of WHSI common stock, to be valued at 60% of the lowest bid price for the common stock on the date of the stock issuance. Subsequently, in April 2021, the agreement was voided for non-participation, and all 48,989,000 shares were returned to treasury.

Note 7 –Notes Payable and Note payable-other

Notes payable consists of notes payable from our subsidiary, notes payable-other, convertible notes payable, notes payable for stock purchases under Reg A, short term notes payable, and notes payable-BOAPIN portal, as follows:

	September 30, 2021	June 30, 2021
Notes from subsidiary	$219,775	$238,244
Short term bridge loan	200,000	500,000
Note payable- Reg A deposits	135,000	115,000
Total Notes Payable	$554,775	$853,244

Notes Payable - subsidiary

The Company has various loans and credit lines outstanding. The credit line carries an interest rate of 6.24%. The bank loans carry interest rates varying between 9.24% – 10.90%.

	September 30, 2021	June 30, 2021
Wells Fargo Loan	11,482	12,454
On Deck Loan	139,569	139,569
Susquehanna Salt Loan	42,000	52,500
Prosper Loans	13,303	17,771
MARCUS Loan	13,421	15,949
TOTAL LOANS	$219,775	$238,244

Debt settlement – On Deck, Susquehanna, MCA Cure

In 2019, our subsidiary engaged MCA CURE to negotiate settlements with On Deck and Susquehanna Salt. The Company ceased paying the loan payments and paid MCA Cure $43,875 in 2019 and $47,000 in 2020, at which point the Company was contacted and assured MCA Cure had enough funds to negotiate. In 2020, the Company discovered MCA Cure had not performed when bank accounts were levied for $33,705, $18,705 being subsequently refunded. On September 30, 2020, the bank accounts were again levied for additional funds. Currently the Company has a settlement agreement in place with Susquehanna Salt Loan and has hired an attorney to recover funds and damages from MCA Cure. To date, there has been no resolution to the situation.

F-11

The Company impaired the MCA Cure amounts paid, and of September 30, 2021 and June 30, 2021, the Company recorded $139,569 for OnDeck debt and $42,000 and $52,500 for the Susquehanna debt, respectively.

Short term bridge loan - COHEN

On July 31, 2020, the Company secured a $500,000 short term bridge loan from an unaffiliated individual (“COHEN”), 12% interest, due and payable October 20, 2020. The loan is currently in default and continues to accrue interest at 12%.

At September 30, 2020, the Company recorded short-term note payable of $500,000, expensed $10,027 in interest and accrued the same in interest liability for the three months ended September 30, 2020.

At June 30, 2021, the Company recorded short term note payable of $500,000, expensed $55,047 in interest and accrued the same in interest liability for the year ended June 30, 2021.

On August 19, 2021, the Company repaid $300,000 of principle, and continues to accrue interest on the $200,000 principle at 12%. At September 30, 2021, the Company recorded short term note payable of $200,000, expensed $10,981 in interest and accrued the same in interest liability for the three months ended September 30, 2021.

Note payable – stock purchases under Reg A

In March 2021 and June 2021, the Company accepted loans of $115,000 from two unaffiliated investors, pending blue sky registrations in two states. In July 2021, the Company accepted loans of $20,000 from two unaffiliated investors, pending blue sky registrations in two additional states. The notes bear interest at 5% and the full amount of the note plus interest is convertible at the Reg A fixed price of $0.01, when possible.

At September 30, 2021 and June 30, 2021, the Company recorded $135,000 and $115,000 in notes payable for stock purchases under Reg A, accrued and expensed interest of $2,615 and $1,594, respectively.

As of September 30, 2021 and June 30, 2021, the Company has outstanding $554,776 and $853,244 in notes payable, respectively.

Note Payable – Other

In November, 2016, the Company secured a $50,000 loan from a party related to a previous CEO, bearing 4% interest, the loan maturing after a successful money raise of $1,000,000 through the acquisition of convertible notes payable (See BENZA, D2CF). The $1,000,000 fundraising was never completed, and the Company has been accruing interest on the original principal amount at 4% since inception. On July 22, 2021, the Company filed suit for damages and the party filed a countersuit on August 26, 2021. There has been no resolution to this situation, and we continue to accrue interest at the face amount.

As of September 30, 2021 and June 30, 2021, the Company expensed $500 and $2,000 in interest fees and has accrued $9,783 and $9,283 in interest payable, respectively.

Convertible note payable – BENZA, D2CF

On March 1, 2016 and March 3, 2016, the Company closed a private placement and received an aggregate of $612,500 by issuing $660,000 (“BENZA”) and $13,750 (“B2CF”) unsecured convertible notes (“convertible notes”) and warrants to two investors, net of original issue discount of $61,250 per the subscription agreements. All outstanding warrants have expired, and as of June 30, 2019, the remaining debt discount balance of $76,250 has been amortized and the Company recognized the full loan balance due of $673,750.

As of September 30, 2021 and June 30, 2021, the Company reported $673,750 and $673,750 in convertible notes payable, respectively.

F-12

On July 22, 2021, the Company filed suit for damages resulting from the related party. On November 4, 2021, Benza Pharma LLC filed a countersuit. To date, there has been no resolution or settlement. The loans are recognized on the financials with no discount.

Convertible Note: Leonite Capital, LLC:

On November 19, 2019, the Company, together with Hypersoft Ventures (collectively, the “Borrower”), received $135,000 on issuing the first tranche of $150,000 (prorated original issue discount of $15,000) of a $250,000 unsecured convertible note (“Leonite Convertible Note”) from Leonite Capital, LLC, a Delaware limited liability company (“Leonite”), net of an aggregate original issue discount of up to $77,778. The Leonite Convertible Note bears annual interest at the Prime Rate plus eight percent (8%), not to exceed twelve percent (12%) per annum, computed on a 365/360 basis, and is due nine months from the date of issuance. The Leonite Convertible Note is convertible into shares of the Company’s common stock at a conversion price equal to $0.02 per share with anti-dilution features. In connection with its purchase of the Leonite Convertible Note, the Company issued to Leonite 2,700,000 shares of common stock, prorated for the initial tranche. On June 4, 2021, the Company and Leonite amended the convertible note to $260,000 which included interest and penalties, and extended the due date to June 4, 2023.

The Company has determined that the conversion feature embedded in the Leonite Convertible Note constitutes a derivative and has been bifurcated from the Leonite Convertible Note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt, on the accompanying balance sheet, and revalued to fair market value at each reporting period. The initial issuance yielded a derivative liability of $94,225, with a discount of $150,000 to be amortized over the 9-month life of the Leonite Convertible Note.

Significant assumptions used in calculating fair value of conversion feature of Leonite Convertible Note at issuance date are as follows.

Expected Dividends	Expected volatility	Risk-free rate of interest	Expected term (year)	Exercise (Conversion) price	Common stock price per share
0.00%	809.71%	0.0154%	0.75	$0.02	$0.01300

At June 30, 2020, the Company recorded $270,842 in Derivative liabilities on the original note of $150,000, $145,833 in Convertible note payable – Leonite net of $4,167 discount, plus penalties and default fees.

On June 4, 2021, the Company and Leonite renegotiated the convertible note for two years, face value of $260,000. At June 30, 2021, the Company recorded $524,561 in derivative liabilities, a loss on valuation of $11,003, and expensed $260,000 debt discount and $2,285 in accrued interest.

On July 29, 2021, Leonite converted $42,750 in debt plus $2,250 in fees to 15,000,000 shares, and on August 27, 2021, Leonite converted $44,475 and $2,250 in fees to 10,269,253 shares, collectively resulting in a $15,832 gain on debt extinguishment.

Balance at June 30, 2021	$260,000
Accrued interest	7,225
Leonite Convertible Note converted	(87,225)
Total	180,000
Less: debt discount	(-0-)
Balance at September 30, 2021	$180,000

F-13

The resulting derivative valuation is calculated as follows:

Derivative as of June 30, 2021	$281,845
Change in fair value	238,155
520,000
Write off due to conversions	(176,800)
Derivative value as of September 30, 2021	$343,200

Significant assumptions used in calculating fair value of conversion feature of Leonite Convertible Note as of September 30, 2021 are as follows.

Expected Dividends	Expected v olatility	Risk-free rate of interest	Expected term (year)	Exercise (Conversion) price	Common stock price per share
0.00%	269.75%	0.0007%	1.9288	$0.00550	$0.01

In October 2021, Leonite converted the balance of the loan, conversion fees, and accrued interest, and extinguished the debt.

Credit line – MediPendant New York Inc.

On September 30, 2014, our subsidiary entered into a line of credit with Medi Pendant New York, Inc. (“MNY”), which is partially owned by a principal of its subsidiary. Under the line of credit agreement, the Company will be able to borrow up to $500,000 with the rate of interest of 6.5% per annum. The maturity date of the credit line is September 30, 2017, with a one-year extension to September 30, 2018. On January 31, 2015, the limit on the line of credit was increased to $500,000 with same interest rate and due date. The company issued 200,000 shares of common stock to one of the owners of MNY as consideration for the increase of line of credit. These shares were issued on October 19, 2015 and value at $28,000 which was the fair market value at the grant date.

As of September 30, 2021 and June 30, 2021, the Company has recorded $397,500 and $397,500 in outstanding line of credit balance, respectively.

Note 10 – Stockholders’ Equity (Deficit)

Capital Stock:

The Company is currently authorized to issue 3,000,000,000 shares of common stock, par value of $0.0001 per share, and 25,000,000 shares of preferred stock, par value of $0.0001.

For the three months ended September 30, 2020, the Company issued 200,000,000 shares to its officers as compensation, valued at $1,140,000 or $.0057 per share and accrued 150,000 shares as a bonus, valued at $1,500 or $.01 per share. All shares were recorded at the stock price of the date of agreement or grant.

For the three months ended September 30, 2021, the Company issued 7,000,000 shares to employees and contractors for contractual bonuses, valued at $75,000 or $.0107 per share, accrued 5,000,000 shares in bonuses to be paid, valued at $52,500 or $.0105 per share. All shares were recorded at the stock price of the date of agreement or grant. The Company issued 25,269,253 shares for $87,225 of debt and $4,500 in expenses converted, accrued 225,000 shares to be issued for management compensation, valued at $2,498 or $.011 per share, and sold 222,500,000 shares under the Reg A at $2,225,000 or $.01 per share.

As of September 30, 2021 and June 30, 2021, the Company has 911,843,430 and 697,074,177 shares of common stock issued and outstanding, respectively.

F-14

Offering pursuant to Regulation A

On September 11, 2020, the Company filed a 1-A offering statement with the Securities and Exchange commission, offering up to 500,000,000 at $.01 to raise up to $5,000,000. The offering was amended on October 14, 2020, and can be viewed on the SEC website.

Preferred Stock.

Series A Convertible Preferred Stock: The Company is currently authorized to issue 100,000 shares of Series A Convertible Preferred Stock, par value $0.0001, convertible at 1 share of Series A preferred stock for 2 shares of common stock. These shares have no voting rights.

Series B Convertible Preferred Stock: The Company is currently authorized to issue 62,500 shares of Series B Convertible Preferred Stock, par value $0.0001, convertible at 1 share of Series B preferred stock for 2 shares of common stock. These shares have voting rights and vote on an “as converted” basis in actions required to have Series B Preferred Stockholder approval.

Series C Convertible Preferred Stock: The Company is currently authorized to issue 6,944,445 shares of Series C Convertible Preferred Stock, par value $0.0001, convertible at 1 share of Series C Convertible Preferred Stock for 10 shares common stock. have voting rights and vote on an “as converted” basis in actions required to have Series C Preferred Stockholder approval.

Series D Convertible Preferred Stock: The Company is currently authorized to issue, 500,000 shares of Series D Convertible Preferred Stock, par value $0.0001, convertible at 1 share of Series D Convertible Preferred stock for 10 shares of common stock. These shares have voting rights and vote on an “as converted” basis in actions required to have Series D Preferred Stockholder approval.

Series E Convertible Preferred Stock: The Company is currently authorized to issue 4,000,000 shares of Series E Convertible Preferred Stock, par value $0.0001, convertible at 1 share of Series E Convertible Preferred Stock for 100 shares of common stock. In addition, Series E Convertible Preferred Stock carry voting rights of 10,000 votes per share of Series E Convertible Preferred Stock.

During the three months ended September 30, 2020, the Company issued 6,700,003 shares of Series C Convertible Preferred Stock, valued at $375,000 or $.056 per shares in conjunction with the purchase of the Boapin portal (See Note 11), returned 4,000,000 shares of Series E Convertible Preferred Stock, valued at $400 or $.0001, and issued 1,000,000 shares of Series E Convertible Preferred shares to two officers for services, valued at $650,000 or $.65 per share. All shares were recorded at the stock price of the date of agreement or grant on an as-converted basis.

During the three months ended September 30, 2021, the Company issued 1,000,000 shares of Series E Convertible Preferred shares to each of its directors for services, valued at $3,000,000 or $1.50 per share. All shares were recorded at the stock price of the date of agreement or grant on an as-converted basis.

As of September 30, 2021 and June 30, 2021, the Company had 688 shares of Series A Convertible Preferred Stock, 9,938 shares of Series B Convertible Preferred Stock, 6,838,889 shares of Series C Convertible Preferred Stock, 425,000 shares of Series D Convertible Preferred Stock, and 3,900,000 shares of Series E Convertible Preferred Stock issued and outstanding, respectively.

All shares were valued at the stock price on the day of transaction or conversion.

Note 11 – Related Party Transactions

Note payable – BOAPIN purchase

In August, 2020, effective as June, 30 2020, the Company purchased the BOAPIN portal, including all software, licensing, and ownership rights from Hypersoft Ventures, Inc. for $425,670, which includes six million seven hundred thousand (6,700,003) shares of Series C Convertible Preferred stock and a note for $425,000, bearing twelve percent (12%) interest with no prepayment or delinquency clauses.

F-15

As of September 30, 2021 and June 30, 2021, the Company has recorded Note payable-BOAPIN of $425,000 and $425,000, and accrued interest of $8,579 and $28,225, respectively.

Accrued expenses and due to related party

From time to time, related parties loaned the company working capital for day-to-day operations, respectively. These are short-term loans which bear no interest, and the Company expects to repay these loans within the coming year. In addition, salary accruals owed to the officers of the Company have been included in the Due to related party line item.

As of September 30, 2021 and June 30, 2021, the Company owes $609,378 and $579,673 in related party payables, respectively

Note 12 – Commitments and contingencies

Commitments and Contingencies. The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Note 13 - Office lease

The Company maintains its corporate offices in Toronto on a month-to-month basis. The subsidiary maintains a warehouse office in Pennsylvania to facilitate inventory arrival and product shipment. The 3 year lease at $1,100 per month expired on September 30, 2021. The lease has been renewed for 12 months at $1,300 per month beginning October 1, 2021. Expenditures for the three months ending September 30, 2021 and 2020 are as follows:

	2021	2020
Rent expense	$3,300	$3,300

Note 14 – Subsequent Events

Offering pursuant to Regulation A

On October 7, 2021, Leonite Capital was issued a total of 13,231,209 common shares of the Company’s stock under the terms of their Note Payable for converting $57,952 of principle and interest plus fees of $2,250.

On October 14, 2021, Leonite Capital was issued a total of 5,000,000 common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

F-16

On October 27, 2021, Leonite Capital was issued a total of 27,917,969 common shares of the Company’s stock under the terms of their Note Payable for converting $124,776.76 principle plus fees of $2,250 to extinguish the note.

On November 10, 2021, Leonite Capital was issued a total of 7,500,000 common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On November 12, 2021, East Capital., was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On November 15, 2021, Leonite Capital., was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On November 15, 2021, Apollo Management Group., was issued a total of 20,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On November 15, 2021, Bellridge Capital., was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On November 15, 2021, Eagle Equities., was issued a total of 15,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On November 17, 2021, Gail Rosenthal was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the bonus contractor agreement before she accepted employment, The shares were valued at $69,000 or $0.0069, the value of the stock on the date of award.

On November 22, 2021, Longside Ventures., was issued a total of 10,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

On January 6, 2022, Leonite Capital was issued a total of 20,000,000, common shares of the Company’s stock under the terms of the Regulation A offering which became qualified on November 12, 2020, The shares were issued under the terms of subscription agreements at the contracted price of $.01, in exchange for a total of $200,000, cash payments.

Convertible note payable - LEONITE

In October 2021, Leonite converted $182,729 and $4,450 in fees to 41,149,178 shares of common stock, and extinguished the debt.

Note payable – related party - BOAPIN

On October 28, 2021, the Company repaid $105,000 in principle.

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Wearable Health Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Wearable Health Solutions, Inc. (the Company) as of June 30, 2021 and 2020, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two year period ended June 30, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph- Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had a working capital deficit and stockholders' deficit of $3,350,300 and $3,350,300, as of June 30, 2021, respectively. The Company had net losses and net cash used in operations of $3,313,006 and $1,173,370 for the year ended June 30, 2021, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

We did not identify any critical audit matters that need to be communicated.

/s/ Assurance Dimensions

We have served as the Company’s auditor since 2021.

Margate, Florida

November 10, 2021

F-18

Wearable Healthcare Solutions, Inc.

 Consolidated Balance Sheets

As at June 30, 2021 and 2020

	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$847,430	$–
Accounts receivable, net	25,694	38,290
Accounts receivable, other	2,000	–
Prepaid Inventory	22,682	107,811
Prepaid expenses	10,000	–
Total Current Assets	907,806	146,101
Total Assets	$907,806	$146,101

LIABILITIES and SHAREHOLDERS' DEFICIT

COMMITMENTS AND CONTINGENCIES (Note 10)

Current liabilities
Accounts payable	$331,876	$226,520
Accrued expenses and other current liabilities	296,920	277,257
Accrued expenses - related party	579,673	496,143
Deferred revenue	108,298	172,107
Line of credit	397,500	397,500
Derivative liability	281,845	270,842
Notes payable	853,244	286,444
SBA loans	–	81,000
Note payable - other	50,000	50,000
Note payable - related party	425,000	425,000
Convertible notes - Leonite	260,000	145,833
Convertible notes- other	673,750	673,750
Total current liabilities	4,258,106	3,502,396
TOTAL LIABILITIES	4,258,106	3,502,396

SHAREHOLDERS’ DEFICIT
Preferred stock
Series A Convertible Preferred Stock: $0.0001 par value; 100,000 shares authorized, 688 shares issued and outstanding as of June 30, 2021 and 2020, respectively	$1	$1
Series B Convertible Preferred Stock: $0.0001 par value; 62,500 shares authorized, 9,938 shares issued and outstanding as of June 30, 2021 and 2020, respectively	1	1
Series C Preferred Stock: $0.0001 par value; 6,944,445 authorized, 6,838,889 and 138,886 shares issued and outstanding as of June 30, 2021 and 2020, respectively	684	14
Series C Preferred Stock to be issued - 6,700,003 shares	–	375,200
Series D Preferred Stock: $0.0001 par value; 500,000 shares authorized, 425,000 shares issued and outstanding as of June 30, 2021 and 2020, respectively	43	43
Series E Preferred Stock $0.0001 par value, 4,000,000 shares authorized, 1,900,000 and 4,000,000 shares issued and outstanding as of June 30, 2021 and 2020, respectively	190	400
Series E Preferred Stock to be issued (1,000,000 and 100,000 shares as of June 30, 2021 and 2020, respectively)	57,000	650,000
Common stock
Common Stock: $0.0001 par value; 3,000,000,000 shares authorized, 647,074,177 and 297,399,177 shares issued and outstanding as of June 30, 2021 and 2020, respectively	64,708	29,740
Common stock to be issued (20,050,000 and 10,350,000 shares as of June 30, 2021 and 2020, respectively)	169,005	71,415
Additional paid in capital	22,732,295	18,578,112
Accumulated deficit	(26,374,227)	(23,061,221)
Total Shareholders’ Deficit	(3,350,300)	(3,356,295)
Total Liabilities and Shareholders’ Deficit	$907,806	$146,101

The footnotes are an integral part of these financial statements

F-19

Wearable Healthcare Solutions, Inc.

Consolidated Statements of Profit and loss

For the years ended June 30, 2021 and 2020

	2021	2020
Revenue	$1,394,149	$1,163,337
Cost of sales	(869,450)	(397,669)
Gross profit	524,699	765,668

Operating expenses
Selling expense	104,288	1,678
Consulting and professional fees	245,786	2,085,619
Gain/loss on debt settlement	(14,843)	(8,407)
Insurance	50,683	36,600
Rent	15,325	12,978
Salaries and wages	2,425,018	2,413,938
Software expense	144,600	131,560
Depreciation	–	6,118
General and administrative	715,522	42,618
	3,686,379	4,722,702

Loss from operations	(3,161,680)	(3,957,034)

Other (Income) / expense
Change in fair value of derivative instrument	11,003	120,842
Gain on debt forgiveness	(81,000)	–
Interest expense	221,323	278,762
Total other (income) expenses	151,326	399,604
Net loss before taxes	(3,313,006)	(4,356,638)
Income tax	–	–
Net loss	$(3,313,006)	$(4,356,638)

Net loss per common share - Basic and Diluted	(0.00629)	(0.01657)

Weighted average common shares outstanding - Basic & Diluted	526,577,492	262,969,038

The footnotes are an integral part of these financial statements

F-20

Wearable Healthcare Solutions, Inc.

Consolidated Statement of Shareholders’ Deficit

June 30, 2021 and 2020

	Series A		Series B		Series C		Series C to be issued		Series D		Series E
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

As at June 30, 2019 (Unaudited)	688	$1	9,938	$1	138,886	$14	–	$–	425,000	$43	4,000,000	$400

Loss for the period
Common stock /compensation	–	–	–	–	–	–	–	–	–	–	–	–
Common stock issued in debt acquisition
Preferred stock/asset purchase							6,700,003	375,200
Preferred stock /compensation
Common stock/compensation
Common stock for services	–	–	–	–	–	–	–	–	–	–

As at June 30, 2020	688	$1	9,938	$1	138,886	$14	6,700,003	$375,200	425,000	$43	4,000,000	$400

Loss for the period
3a10 stock issuance
Cancellation of 3a10 agreement
Issuance of Series C Preferred shares					6,700,003	670	(6,700,003)	(375,200)
Return of preferred stock											(4,000,000)	(400)
Preferred stock issued/officer comp											1,900,000	190
Common stock issued/officer comp
Stock for services
Shares sold for cash

As at June 30, 2021	688	$1	9,938	1	6,838,889	$684	–	$–	425,000	$43	1,900,000	$190

	Series E to be issued		Common Stock		Common Stock to be issued		Additional Paid in Capital	Accumulated Profit/Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount

As at June 30, 2019 (Unaudited)	–	$–	94,699,177	$9,470	–	$–	$16,683,292	$(18,704,583)	$(2,011,362)

Loss for the period								(4,356,638)	(4,356,638)
Common stock /compensation	–	–	200,000,000	20,000			1,860,000		1,880,000
Common stock issued in debt acquisition			2,700,000	270			34,830		35,100
Preferred stock/asset purchase									375,200
Preferred stock /compensation	1,000,000	650,000							650,000
Common stock/compensation					350,000	2,415			2,415
Common stock for services					10,000,000	69,000		–	69,000

As at June 30, 2020	1,000,000	$650,000	297,399,177	$29,740	10,350,000	$71,415	$18,578,122	$(23,061,221)	$(3,356,285)

Loss for the period								(3,313,006)	(3,313,006)
3a10 stock issuance			48,989,000	4,899					4,899
Cancellation of 3a10 agreement			(48,989,000)	(4,899)					(4,899)
Issuance of Series C Preferred shares							374,530		0
Return of preferred stock									(400)
Preferred stock issued/officer comp	(900,000)	(593,000)					1,162,810		570,000
Common stock issued/officer comp			201,275,000	20,128	(300,000)	(2,410)	1,129,373		1,147,090
Stock for services			3,000,000	300			48,000		48,300
Shares sold for cash			145,400,000	14540	10,000,000	100,000	1,439,460		1,554,000

As at June 30, 2021	100,000	$57,000	647,074,177	$64,708	20,050,000	$169,005	$22,732,295	$(26,374,227)	$(3,350,301)

The footnotes are an integral part of these financial statements.

F-21

Wearable Healthcare Solutions, Inc.

Consolidated Statement of Cash Flows

For the years ended June 30, 2021 and 2020

	2021	2020
Cash flow from operating activities
Net loss	$(3,313,006)	$(4,356,638)
Adjustment for non cash charges and other items:
Depreciation	–	6,118
Write off of related party receivable		97,000
Stock issued for debt acquisition		35,100
Default penalty on debt	110,000
Common stock issued for services	48,300
Stock compensation expense	1,816,702	2,601,415
Change in fair value of derivative instrument	11,003	173,406
Amortization of debt discount and original issue discount	4,167	93,269
Penalty on debt default		15,000
Compensation expense - loss on asset purchase from related party	–	800,200
Gain on debt forgiveness	(81,000)	–
	(1,403,834)	(535,130)
Changes in working capital
Decrease / (increase) in accounts receivables	$12,596	$(26,003)
Decrease / (increase) in prepaid inventory	85,129	(107,811)
Decrease / (increase) in prepaid expenses	(10,000)	49,610
Other assets	(2,000)	–
(Decrease) / increase in trade and other payables	105,356	14,481
(Decrease) / increase in accrued expenses	103,192	453,761
(Decrease) / increase in deferred revenue	(63,809)	(23,951)
	230,464	360,087
Cash flow used in (provided by) operating activities	$(1,173,370)	$(175,043)

Cash flow provided by financing activities
Proceeds from issuance of stock	1,454,000	–
Proceeds from SBA loan		81,000
Advances from related party		93,536
Proceeds from note payable	615,000
Repayments of note payable	(48,200)
Cash flow from financing activities	2,020,800	174,536
Increase/(decrease) in cash and cash equivalents	847,430	(507)
Cash and cash equivalents at beginning of the year	0	507
Cash and cash equivalents at end of the year	$847,430	$–

NON-CASH INVESTING and FINANCING ACTIVITIES
Initial recognition of derivative liability as debt discount	$–	$97,436
Related party acquisition of debt payable by Company	$–	$150,000

The footnotes are an integral part of these financial statements.

F-22

WEARABLE HEALTHCARE SOLUTIONS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2021 and 2020

Note 1 -- Nature and Continuance of Operations

Wearable Healthcare Solutions Inc. (the “Company”) was incorporated as Medical Alarm Concepts Holding, Inc. on June 4, 2008 under the laws of the State of Nevada. The Company was formed for the sole purpose of acquiring all of the membership units of Medical Alarm Concepts LLC, a Pennsylvania limited liability company (“Medical LLC”). On May 26, 2016, the Company filed its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada to change its name from “Medical Alarm Concepts, Inc.” to “Wearable Health Solutions Inc.”

The Company is primarily engaged in utilizing new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical or age-related conditions.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation – The accompanying consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). The preparation of these consolidated financial statements requires our management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and related notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of management’s estimates requires the exercise of judgment. We believe the following critical accounting policies affect its more significant judgments and estimates used in the preparation of financial statements.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly-owned or controlled operating subsidiaries: Medical Alarm Concepts, LLC and Boapin. All intercompany accounts and transactions have been eliminated.

Use of Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents – For purposes of the Statement of Cash Flows, the Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable – We estimate credit loss reserves for accounts receivable on an individual receivable basis. A specific impairment allowance reserve is established based on expected future cash flows and the financial condition of the debtor.  We charge off customer balances in part or in full when it is more likely than not that we will not collect that amount of the balance due.  We consider any balance unpaid after the contract payment period to be past due.  There are $25,694 and $38,290 in accounts receivables net of allowances of $23,705 and $23,705 at June 30, 2021 and 2020, respectively.

Software Development for internal use - The Company accounts for software development costs in accordance with applicable guidelines. Software development costs include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Software development costs also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in software development expense until the point that technological feasibility is reached. Once technological feasibility is reached, such costs are capitalized and depreciated over the useful estimated lives of the software. For software modifications or developments, the Company expenses the costs.

F-23

Concentration of Credit Risk - Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

Recognition of Revenues – In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from outside contracts with customers and supersedes most of the existing revenue recognition guidance and notes that lease contracts with customers are a scope exception. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. On August 12, 2015, the FASB issued ASU 2015-14 to defer the effective date of ASU 2014-09. Public business entities may elect to adopt the amendments as of the original effective date; however, adoption is required for annual reporting periods beginning after December 15, 2017. The Company has adopted this pronouncement.

The Company’s revenues are derived principally from utilizing new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical- or age-related conditions. The Company recognizes revenue when it is realized or realizable and earned. For hardware sales, the Company recognizes revenues when the product is shipped. Customers are billed on Net 30 terms. For service revenue, the Company recognizes revenues when the time period for service is current. For customers who pay several months at a time, the Company records revenues for the month’s services and the balance of funds to deferred revenues, and records the balance of revenues as they become current.

REVENUES	2021	2020
Hardware revenue	399,602	299,150
Service revenue	994,547	864,187
TOTAL REVENUES	1,394,149	1,163,337

Deferred Taxes – The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

The Federal and state income tax returns of the Company for 2021, 2020, and 2019 are subject to examination by the Internal Revenue Service and state taxing authorities for three (3) years from the date filed.

F-24

Related party transactions. The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include:

a.	Affiliates of the Company;
b.	Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity;
c.	Trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management;
d.	Principal owners of the Company;
e.	Management of the Company;
f.	Other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and
g.	Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements include disclosures of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include:

a.	The nature of the relationship involved;
b.	A description of the transactions, including transactions to which no amounts or nominal amounts were ascribed for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements;
c.	The dollar amount of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and
d.	Amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Fair value of financial instruments. The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with FASB Accounting Standards Codification No. 820, Fair Value Measurement (“ASC 820”), which provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

F-25

From time to time, our financial instruments include cash, accounts payable and accrued expenses, convertible notes, lines of credit, and credit cards.

Software Development for internal use. The Company accounts for software development costs in accordance with applicable guidelines. Software development costs include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Software development costs also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in software development expense until the point that technological feasibility is reached, which for our software products, is generally shortly before the products are released to production. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products. For software modifications or developments for specific users (to be sold), the Company expenses costs and bills the customer directly.

Research and Development - Research and development costs are charged to operations as they are incurred. Legal fees and other direct costs incurred in obtaining and protecting patents are also expensed as incurred, due to the uncertainty with respect to future cash flows resulting from the patents. There were no research and development costs during the fiscal years ended June 30, 2021 and 2020, respectively.

Basic and Diluted Loss per Common Share - Basic loss per common share excludes dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding during the period of computation. Diluted loss per share gives effect to all potential dilutive common shares outstanding during the period of compensation. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the net income of the Company, subject to anti-dilution limitations.

	Basis of conversion	Dilution	2021	2020
Series A Convertible	688 shares outstanding	1 share A: 2 shares	1,376	1,376
Series B Convertible	9,938 shares outstanding	1 share B: 2 shares	19,876	19,876
Series C Convertible	6,838,889 and 138,886 shares outstanding in 2021 and 2020, respectively	1 share C: 10 shares	68,388,890	1,388,860
Series D Convertible	425,000 shares outstanding	1 share D: 10 shares	4,250,000	4,250,000
Series E Convertible	1,900,000 and 4,000,000 shares outstanding in 2021 and 2020, respectively	1 share E: 100 shares	190,000,000	400,000,000
Shares to be issued	100,000 and 1,000,000 Series E shares to be issued in 2021 and 2020, respectively	1 share E: 100 shares	10,000,000	100,000,000
	20,050,000 and 10,350,000 shares common stock to be issued in 2021 and 2020, respectively		20,050,000	10,350,000
			292,710,142	516,010,112

Because the Company incurred losses for the past two years, the basic and diluted share bases will be presented as the same. For the years ended June 30, 2021 and 2020, the Company incurred losses of ($0.00629) and ($0.01657) per basic share and diluted share, respectively.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) published the new standard for leasing accounting according to US GAAP (ASU 2016-02 “Leases”; ASC Topic 842). Depending on the company, the new standard is to be applied for the first time for the financial years beginning after December 15, 2018 or after December 15, 2019. According to ASC Topic 842, the lessee has to record a right of use and a leasing liability in his financial statements at the beginning of the transfer of use. The Company adopted the new lease standard during the first quarter of fiscal year 2020. The Company has no leases which meet the criteria.

F-26

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes. The update is intended to simplify the current rules regarding the accounting for income taxes and addresses several technical topics including accounting for franchise taxes, allocating income taxes between a loss in continuing operations and in other categories such as discontinued operations, reporting income taxes for legal entities that are not subject to income taxes, and interim accounting for enacted changes in tax laws. The new standard is effective for fiscal years beginning after December 15, 2020; however, early adoption is permitted. The Company does not expect the adoption of this standard have a material impact on the consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

Note 3 – Going Concern

The accompanying consolidated financial statements for the years ended June 30, 2021 and 2020 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As of June 30, 2021, the Company has shown losses for the last 2 years, and has an accumulated deficit of $(26,374,227) and ($23,061,221) as of June 30, 2021 and 2020, respectively. Management believes that the Company’s capital requirements will depend on many factors, including the success of the Company’s development efforts and its efforts to raise capital. Management also believes the Company needs to raise additional capital for working capital purposes. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove accurate.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 –Prepaid Inventory and prepaid expenses

Prepaid inventory is valued at lower of cost or net realizable value, comprising invoice value plus other charges thereon. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and selling expenses. Prepaid expenses are valued at cost.

	2021	2020
Prepaid inventory	$22,682	$107,811

	2021	2020
Prepaid expenses	$10,000	$-0-

Note 5 – Property, Plant, and Equipment and Boapin

	2021	2020
Furniture	$20,000	$20,000
Office computers, equipment, software	19,689	19,689
Software development costs	45,900	45,900
Property, plant, and equipment	85,589	85,589
Less accumulated depreciation	(85,589)	(85,589)
Net property, plant, and equipment	$-0-	$-0-

F-27

BOAPIN Portal

In August 2020, and effective as of June 30, 2020, Company purchased the BOAPIN portal, designed to effect trade between Brazil and China, from Hypersoft Ventures, a related party, for 6,700,003 shares of its Series C Convertible Preferred stock, valued at $375,200 or $0.056 per share, based on a conversion of 1 share of Series C Preferred stock to 10 shares of common stock, and $.0056, the share price on the date of agreement, and a promissory note for $425,000 bearing 12% interest (See Note 9). There are no revenues from the portal business segment as of June 30, 2021 or 2020.

As of June 30, 2020, the Company impaired the value of the BOAPIN portal to $-0- for lack of revenue generation, resulting in a loss of $800,200. Given the asset was acquired from a related party and considered to have no value, the cost was recorded as compensation expense, reflected in salaries and wages expense on the Statement of Operations.

Note 6 – Accounts payable and accrued expenses and liabilities

The Company recorded Accounts Payable of $331,876 and $226,520 directly related to operating costs, including credit cards used in operations, as of June 30, 2021 and 2020, respectively.

Accrued expenses and other current liabilities are expenses that have been incurred but not yet paid and primarily include legal fees, audit fees, and other professional fees, as well as interest accrued in connection with credit lines and notes payable. The Company recorded $296,920 and $277,257 in accrued expenses and other current liabilities as of June 30, 2021 and 2020, respectively.

3a10 agreement

On August 17, 2020, the Company entered into a settlement agreement and stipulation (“Settlement Agreement”) with Trillium Partners LP (“Trillium”) in connection with the settlement of $310,494 of bona fide obligations the Company owed to certain of its creditors. The Settlement Agreement was subject to a fairness hearing, and on September 15, 2020, a Federal court in the District of Maryland held a fairness hearing and granted approval of the Settlement Agreement. In October 2020, the Company issued 48,989,000 shares of common stock to Trillium Partners LP to facilitate the 3a10 agreement.

February 11, 2021, a majority of the creditors rescinded their claim purchase agreements, and as a result the company cancelled the 3a10 agreement with Trillium and requested the return of the issued shares.

On April 5, 2021, the 48,989,000 shares were returned to treasury and the agreement cancelled.

Note 7 – Notes Payable

Notes payable consists of line of credit, notes payable incurred by our subsidiary, notes payable-other, convertible notes payable, notes payable for stock purchases under Reg A, and short term bridge loans, as follows:

Line of credit

On September 30, 2014, the subsidiary received a line of credit with Medi Pendant New York, Inc. (“MNY). Under the line of credit agreement, the Company will be able to borrow up to $500,000 with the rate of interest of 6.5% per annum. The maturity date of the line of credit is September 30, 2017 with a one-year extension to September 30, 2018. On January 31, 2015, the limit on the line of credit was increased to $500,000 with same interest rate and due date, in consideration of the Company’s issuance of 200,000 shares of common stock to one of the owners of MNY, which was memorialized on October 19, 2015. Interest accrued of $25,653 and $8,436 were accrued as of June 30, 2016 and 2015, respectively. As of June 30, 2021 and 2020, the balance due on the line of credit was of $397,500 and $397,500, respectively.

F-28

Notes Payable - subsidiary

The Company has various loans and credit lines outstanding. The credit line carries an interest rate of 16.24%. The bank loans carry interest rates varying between 9.24% – 10.90%.

	2021	2020
Kabbage Loan	$-0-	$10,859
Wells Fargo Loan	12,454	16,425
On Deck Loan	139,569	139,569
Susquehanna Salt Loan	52,500	74,535
Prosper Loans	17,771	18,025
MARCUS Loan	15,949	27,032
Notes payable - subsidiary	238,244	286,444
Loans –See Stock purchases under Reg A and short term bridge loans	615,000	-0-
TOTAL LOANS	$853,244	$286,444

As of June 30, 2021 and 2020, the Company has outstanding $853,244 and $286,444 in bank loans and credit lines payable, respectively.

Notes Payable - SBA

The Company obtained SBA loans through pandemic offerings in 2020. As of March 2, 2021, the loans were forgiven, and the Company recorded gain on debt forgiveness of $81,000.

	2021	2020
SBA Loan -EDIL	$-0-	$6,000
SBA Loan - PPP	-0-	75,000
TOTAL LOANS	$-0-	$81,000

Debt settlement – On Deck, Susquehanna, MCA Cure

In 2019, our subsidiary engaged MCA CURE to negotiate settlements with two creditors: On Deck and Susquehanna Salt, noted in the table above. The Company ceased paying the loan payments and paid to MCA Cure $43,875 in 2019 and $47,000 in 2020, at which point the Company was contacted and MCA Cure assured they had enough funds to negotiate with the creditors. In 2020, the Company discovered MCA Cure had not performed when bank accounts were levied for $33,705 by the creditors. $18,705 was subsequently refunded by the collection firm. On September 30, 2020, the bank accounts were again levied for additional funds. Currently the Company has a settlement agreement in place with Susquehanna Salt Loan, and has booked a reserve against the $90,875 funds paid to MCA Cure. The Company has hired an attorney and is making every effort to recover funds and damages from MCA Cure. To date, there has been no resolution to the situation. As of June 30, 2021 and 2020, the Company recorded $-0- and $-0- in prepaid fund to MCA Cure, and $139,569 and $139,569 in indebtedness to Susquehanna Salt. The Company negotiated a settlement with On Deck for the loan balance, and as of June 30, 2021 and 2020, the Company recorded indebtedness to On Deck of $52,500 and $74,535, respectively.

F-29

Note Payable – Other

In November 2016, the Company secured a $50,000 loan from a party related to a former CEO of the company, the note bearing 4% interest, maturing after a successful money raise of $1,000,000 through the acquisition of convertible notes payable (See BENZA, D2CF). The $1,000,000 fundraising was never completed, and the Company has been accruing interest on the original principal amount at 4% since inception. The Company has filed suit for damages resulting from the party, and the party has filed a countersuit. There has been no resolution to this situation, and we continue to accrue interest at the face amount.

As of June 30, 2021 and 2020, the Company expensed $2,000 and $2,000 in interest fees and has accrued $9,283 and $7,283 in interest payable, respectively.

Convertible note payable – BENZA, D2CF

On March 1, 2016 and March 3, 2016, the Company closed a private placement of debt and received an aggregate of $612,500 by issuing $13,750 (“B2CF”) and $660,000 (“BENZA”) unsecured convertible notes (“convertible notes”) and warrants to two investors, net of original issue discount of $61,250 per the subscription agreements, maturity at March 1, 2017 and March 3, 2017, respectively, bearing 0% interest and 18% default interest. The notes are currently in default, and all outstanding warrants have expired.

The Company is currently in negotiations to settle the $660,000 BENZA loan with principles in the company, although there has been no settlement to date.

As of June 30, 2021 and 2020, the Company reported $673,750 and $673,750 in convertible notes payable, respectively.

Convertible note payable: Leonite Capital, LLC:

On November 19, 2019, the Company, together with Hypersoft Ventures, a related party, (collectively, the “Borrower”), received $135,000 on issuance of the first tranche of $150,000 (prorated original issue discount of $15,000) of a $250,000 unsecured convertible note (“Leonite Convertible Note”) to Leonite Capital, LLC, a Delaware limited liability company (“Leonite”). The Leonite Convertible Note bore annual interest at the Prime Rate plus eight percent (8%) but not less than twelve percent (12%) per annum, computed on a 365/360 basis, and was due nine months from the date of issuance. The Leonite Convertible Note was convertible into shares of the Company’s common stock at a conversion price equal to $0.02 per share or 50% of the lowest bid price from the 21 days before conversion, with anti-dilution features. In connection with its purchase of the Leonite Convertible Note, the Company issued to Leonite 2,700,000 shares of common stock, valued at $35,100 or $0.013 per share.

The Company has determined that the conversion feature embedded in the Leonite Convertible Note constitutes a derivative and has been bifurcated from the Leonite Convertible Note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt, on the accompanying consolidated balance sheet, and revalued to fair market value at each reporting period.

Significant assumptions used in calculating fair value of conversion feature of Leonite Convertible Note at issuance date, November 1, 2019, are as follows.

Expected Dividends	Expected volatility	Risk-free rate of interest	Expected term (year)	Exercise (Conversion) price	Common stock price per share
0.00%	809.71%	0.0154%	0.75	$0.02	$0.01300

At June 30, 2020, the Company recorded $270,842 in derivative liabilities related to the original note of $150,000.

On June 4, 2021, the Company and Leonite renegotiated their note for a two year period for a face value of $260,000, incorporating $110,000 of accrued interest, fees and penalties.

Leonite original convertible note	$150,000
Leonite convertible note amendment –interest, penalties, fees	110,000
Total amended Leonite convertible note	260,000
Less: debt discount	(-0-)
Balance at June 30, 2021	$260,000

F-30

Significant assumptions used in calculating fair value of conversion feature of Leonite convertible Note as of June 30, 2021 are as follows.

Expected Dividends	Expected volatility	Risk-free rate of interest	Expected term (year)	Exercise (Conversion) price	Common stock price per share
0.00%	290.01%	0.0010%	1.9288	$0.00550	$0.0110

At June 30, 2021 and 2020, the Company recorded $281,845 and $270,842 in derivative liabilities, respectively.

At June 30, 2021 and 2020, the Company recorded $260,000 and $145,833 in Leonite convertible debentures, net of debt discounts of $-0- and $4,167, respectively.

Note payable – stock purchases under Reg A

In March 2021 and June 2021, the Company accepted payments of $115,000 for stock purchases under the Reg A filing from two unaffiliated investors, pending blue sky registrations in two states. The notes mature in one year and bear interest at 5%. The full amount of the note plus interest is convertible at the Reg A fixed price of $0.01, when possible.

At June 30, 2021 and 2020, the Company recorded $115,000 and $-0- in notes payable for stock purchases under Reg A, accrued interest of $1,539 and expensed $1,539 in interest, respectively. These notes are included in the Notes payable total on the Company’s balance sheet.

Short term bridge loan

On July 31, 2020, the Company secured a $500,000 short term bridge loan from an unaffiliated individual (“BRIDGE LOAN”), 12% interest, due and payable October 20, 2020. The loan is currently in default and continues to accrue interest at 12%.

At June 30, 2021, the Company recorded short term note payable of $500,000, expensed $55,047 in interest and accrued the same in interest liability for 2021. This note is included in the Notes payable total on the Company’s balance sheet.

On August 19, 2021, the Company repaid $300,000 of principle, and continues to accrue interest on the $200,000 principle at 12%.

Note 8 – Stockholders’ (Deficit)

Preferred Stock:

Series A Convertible Preferred Stock: The Company is currently authorized to issue up to 100,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series A Convertible Preferred Stock for 2 shares of common stock. These shares have no voting rights. As of June 30, 2021 and 2020, 688 shares of Series A Convertible Preferred Stock were issued and outstanding, respectively.

Series B Convertible Preferred Stock: The Company is currently authorized to issue up to 62,500 shares of Series B Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series B Convertible Preferred Stock for 2 shares of common stock. These shares have voting rights and vote on an “as converted” basis in actions required to have Series B Preferred Stockholder approval. As of June 30, 2021 and 2021, 9,938 shares of Series B Convertible Preferred Stock were issued and outstanding, respectively.

F-31

Series C Convertible Preferred Stock: The Company is currently authorized to issue up to 6,944,445 shares of Series C Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series C Convertible Preferred Stock for 10 shares common stock. These shares have voting rights and vote on an “as converted” basis on all matters submitted to our Stockholders for approval.

The Company issued 6,700,003 shares for the BOAPIN asset purchase; these shares were issued on September 1, 2020. As of June 30, 2021 and 2020, 6,838,889 and 138,886 shares of Series C Convertible Preferred Stock were issued and outstanding, respectively.

Series D Convertible Preferred Stock: The Company is currently authorized to issue up to 500,000 shares of Series D Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series D Convertible Preferred stock for 10 shares of common stock. These shares have voting rights and vote on an “as converted” basis in actions required to have Series D Preferred Stockholder approval. As of June 30, 2021 and 2020, 425,000 shares of Series D Convertible Preferred Stock were issued and outstanding, respectively.

Series E Convertible Preferred Stock: The Company is currently authorized to issue up to 4,000,000 shares of Series E Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series E Convertible Preferred Stock for 100 shares of common stock. Each of these shares carries a voting right equivalent to 10,000 shares of common stock. The Company may not issue any other shares with extended voting rights.

During the year ended June 30, 2019, the Company sold 4,000,000 shares of Series E Convertible Preferred Stock to an unrelated party at par value, $0.0001 per share or $400.

In November 2019, 4,000,000 shares were sold in a private transaction, along with 200,000,000 shares of common stock and $53,000 in notes payable which were forgiven, affecting a change in control. The Company accrued 1,000,000 shares of Series E Convertible Preferred Stock to be issued to directors and expensed $650,000 or $.65 per share, based on the conversion of one share of Series E Convertible Preferred Stock for 100 shares of common stock and the price of the stock on the date of award.

During the year ended June 30, 2021, as part of the change in control, 4,000,000 shares were returned to treasury to be canceled. In December 2020 the Company issued 1,000,000 shares of Series E Convertible Preferred Stock accrued in the prior year and issued 450,000 shares of Series E Convertible Preferred Stock to each of its two directors, 900,000 shares total, valued at $513,000 or $0.57 per share, accrued 100,000 shares of Series E Preferred stock to be issued to directors for services, valued at $57,000 or $.57 per share, all pricing based on the conversion of one share of Series E Convertible Preferred Stock for 100 shares of common stock and the price oof the common stock on the date of accrual.

As of June 30, 2021 and 2020, 1,900,000 and 4,000,000 shares of Series E Convertible Preferred Stock were issued and outstanding, respectively.

Common Stock:

The Company is currently authorized to issue 3,000,000,000 shares of common stock, par value of $0.0001 per share, and 25,000,000 shares of preferred stock, par value of $0.0001 per share.

During the period ended June 30, 2020, the Company

•	issued 200,000,000 shares of common stock to its management for services, valued at $1,880,000 or $0.0094 per share, and

•	issued 2,700,000 shares of common stock in conjunction with acquisition of debt to Leonite, valued at $35,100 or $0.013 per share, as consideration for their $150,000 convertible debenture.

•	accrued 10,000,000 shares of common stock to be issued to its financial consultants, valued at $69,000 or $0.0069 per share, and

•	accrued 350,000 shares of common stock for officer compensation, valued at $2,415 or $0.0069 per share.

All shares were recorded at the stock price of the date of agreement or grant.

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During the period ended June 30, 2021, the Company

•	issued 200,000,000 shares of common stock to its directors for services, valued at $1,140,000 or $0.0057 per share,
•	accrued 150,000 shares of common stock for officer bonuses, valued at $1,500 or $0.01 per share,
•	issued 1,275,000 shares to its officers for compensation and bonus, valued at $8,518,
•	issued 3,000,000 shares of common stock for services, valued at $48,300 or $0.0161 per share,
•	sold 145,400,000 shares of common stock to unaffiliated individuals and groups at $0.01 under the Reg A filing, and
•	accrued 10,000,000 shares of common stock sold to an unaffiliated party for $100,000 or $.01 per share, under the Reg A offering.

All shares were recorded at the stock price of the date of agreement or grant.

As of June 30, 2021 and 2020, the Company had 647,074,177 and 297,399,177 shares of common stock issued and outstanding, respectively.

Note 9 – Related Party Transactions

Note payable – BOAPIN purchase

In August 2020, and effective as of June 30, 2020, the Company purchased the BOAPIN portal, including all software, licensing, and ownership rights from Hypersoft Ventures, Inc., a related party through common ownership, for $800,200, which includes six million seven hundred thousand three (6,700,003) shares of Series C Convertible Preferred stock, valued at $375,200 or $0.056 per share, based on the conversion of one share of Series C Preferred stock for 10 shares of common stock and the stock price on the date of the transaction, and a note payable for $425,000, bearing twelve percent (12%) interest with no prepayment or delinquency clauses.

As of June 30, 2021 and 2020, the Company recorded Note payable-BOAPIN of $425,000 and $425,000, accrued interest of $28,225 and $-0-, and expensed $28,225 and $-0- in interest, respectively.

Related party debt

From time to time, the Company received funds from related parties for day-to-day operations. These are short-term loans which bear no interest, and the Company expects to repay these loans by the end of the fiscal year following the year in which the short-term loan was made

	2021	2020
Related parties – subsidiary	$263,473	$232,143
Accrued salaries, bonus, fees	316,200	264,000
Total loans from related parties	$579,673	$496,143

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Note 10 – Commitments and contingencies

Commitments and Contingencies. The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Office lease

The Company maintains its corporate offices in Toronto on a month-to-month basis. The subsidiary maintains a warehouse office in Pennsylvania to facilitate inventory arrival and product shipment. The 3 year lease at $1,100 per month will expire on September 30, 2021, and has been renewed for 12 months at $1,300 per month beginning October 1, 2021. Expenditures for the years ending June 30, 2021 and 2020 are as follows:

	2021	2020
Rent expense	$15,325	$12,978

Note 11 – Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The effective tax rate on the net loss before income taxes differs from the U.S. statutory rate as follows:

	June 30, 2021		June 30, 2020
U.S. statutory rate	21.00%		21.00%
PA state corporate tax	9.99%		9.99%
Less valuation allowance	(30.99%	)	(30.99)
Effective tax rate	0%		0%

The significant components of deferred tax assets and liabilities are as follows, expiring in 2023 and 2024, on net operating losses of $26,903,013 and $22,698,806 for fiscal years ended June 30, 2021 and 2020, respectively:

	2021	2020
Net deferred tax assets	$8,337,244.	$7,034,360.
Less valuation allowance	$(8,337,244)	$(7,034,360)
Deferred tax asset - net valuation allowance	-0-%	-0-

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Uncertain Tax Positions. The Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the years ended June 30, 2021 or 2020.

Note 12 – Subsequent Events

Reg A - Offering pursuant to Regulation A

On September 11, 2020, the Company filed a 1-A offering statement with the Securities and Exchange commission, offering up to 500,000,000 at $.01 to raise up to $5,000,000. The offering was amended on October 14, 2020, and can be viewed on the SEC website.

Common Stock

During the subsequent 3 months, the Company sold 212,500,000 shares of common stock, converted $87,225 in convertible debt and interest plus $4,500 in fees to 25,269,253 shares of common stock, issued 7,000,000 shares and accrued 5,000,000 shares to be issued as compensation per employment contracts.

At September 30, 2021, the Company had 891,843,430 shares of common stock issued and outstanding.

In October 2021, the Company converted $182,729 in convertible debt and interest plus $4,500 in fees to 41,149,178 shares of common stock.

Series E Preferred Shares

On August 17, 2021, the Company granted each of its directors 1,000,000 shares of Series E Preferred stock, valued at $3,000,000 or $1.50 per share. As of the date of this filing, the Company had 3,900,000 shares of Series E Preferred stock issued and outstanding.

Notes payable:

Short-term bridge loan

In first quarter 2022, the Company repaid $300,000 in principle on its $500,000 short term bridge loan. The Company continues to accrue interest on the remaining balance.

Convertible debenture – LEONITE

On July 31, 2021, Leonite converted $42,750 of its convertible note plus $2,250 in conversion expenses to 15,000,000 shares of common stock at $.0003 per share. On August 27, 2021, Leonite converted $44,465 of its convertible note plus $2,250 in conversion expenses to 10,269,253 shares of common stock at $.004550 per share. On October 6, 2021, Leonite converted $57,952 of its convertible note plus $2,250 in conversion expenses to 13,231,209 shares of common stock at $.0045 per share. On October 25, 2021 Leonite converted $124,777 of its convertible note plus $2,250 in conversion expenses to 29,719,969 shares of common stock at $.0045 per share, and extinguished the convertible note.

Asset Purchase and Advisory Services Agreement

On August 11, 2021, the Company entered into an Asset Purchase and Advisory Services Agreement (“Agreement”) with Anthony Chetta, owner of mHealth, whereby the Company acquired ownership of mHealth.com, the user portal used by the subsidiary customers, all code and related operations, the domain name, and logos, data, storage and online operations for $50,000. The Company is treating this transaction as an asset acquisition under ASC 505-50, with preliminary purchase allocation to the asset, the website and coding. The Company is in the process of obtaining an independent valuation of the asset. The Company also retained Mr. Chetta as the Chief Technology Advisor, by issuing 1,000,000 restricted shares as a stock signing bonus, valued at $10,500 or $0.0105 per share, issued on September 30, 2021, $8,000 per month service agreement, and 1,000,000 shares of common stock every 6 months for a 30 month period, valued at $52,500 or $0.0105 per share.

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